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OPTION AGREEMENT

by and between

RKZ TELEVISION, INC.

and

ALLBRITTON COMMUNICATIONS COMPANY

dated as of December 21, 1995


TABLE OF CONTENTS
                                                                        Page

ARTICLE 1 GRANT OF THE OPTION; EXERCISE OF THE OPTION   2
Section 1.1.  Grant of Option                                           2
Section 1.2.  Schedules and Due Diligence Review                        2
Section 1.3.  Payment of Option Amount                                  2
Section 1.4.  Exercise of the Option                                    2
ARTICLE 2 SUPPLEMENTAL AMOUNT                                           4
Section 2.1.  Relocation of Transmitter Site                            4
Section 2.2.  Construction of Tower                                     4
Section 2.3.  Payment of Supplemental Amount                            4
Section 2.4.  Termination of Obligation to Pay Supplemental
Amount                                                                  5
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF
GRANTOR                                                                 5
Section 3.1.  Incorporation; Authorization; etc.                        5
Section 3.2.  Consents and Approvals                                    6
Section 3.3.  Financial Statements                                      6
Section 3.4.  Brokers, Finders, etc.                                    6
Section 3.5.  Representations and Warranties in the Purchase
Agreement                                                               7
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ACC 7
Section 4.1.  Incorporation; Authorization; etc                         7
Section 4.2.  Consents and Approvals                                    7
Section 4.3.  Brokers, Finders, etc                                     7
Section 4.4.  Representations and Warranties in the Purchase


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Agreement                                                               8
ARTICLE V ADDITIONAL AGREEMENTS                                         8
Section 5.1.  Due Diligence Review                                      8
Section 5.2.  Delivery of Schedules                                     8
Section 5.3.  Operation of the Station                                  8
Section 5.4.  Additional Deliveries of Grantor                          8
Section 5.5.  Additional Deliveries of ACC                              9
Section 5.6.  Confidentiality                                           9
Section 5.7.  Non-solicitation of Employees                             9
ARTICLE 6 CREDIT OR REFUND OF OPTION AMOUNT;
TERMINATION                                                             10
Section 6.1.  Credit for Option Amount and Supplemental Amount          10
Section 6.2.  Termination                                               10
ARTICLE 7 GENERAL PROVISIONS                                            10
Section 7.1. Survival of Representations                                10
Section 7.2. Agreement of Grantor to Indemnify                          10
Section 7.3. Agreement of ACC to Indemnify                              11
Section 7.4. Specific Performance                                       11
Section 7.5. Remedies Cumulative                                        11
ARTICLE 8 GENERAL PROVISIONS                                            12
Section 8.1.  Expenses                                                  12
Section 8.2.  Notices                                                   12
Section 8.3.  Public Announcements                                      13
Section 8.4.  Headings                                                  13
Section 8.5.  Severability                                              13
Section 8.6.  Entire Agreement                                          13
Section 8.7.  Successors and Assigns                                    13
Section 8.8.  Third-Party Beneficiaries                                 14
Section 8.9.  Amendment; Wavier                                         14
Section 8.10.  Governing Law                                            14
Section 8.11.  Jurisdiction and Forum                                   14
Section 8.12.  Counterparts                                             15
Section 8.13.  Osborn Guaranty                                          15




        THIS OPTION AGREEMENT (the "Option Agreement") is made this
21st day of December, 1995, by and between Allbritton Communications Company, a Delaware corporation, or its designated affiliate (collectively, "ACC") and RKZ Television, Inc., a Delaware corporation ("Grantor").

W I T N E S S E T H:

        WHEREAS, Grantor owns and operates television broadcast station


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WJSU-TV, Channel 40, Anniston, Alabama, together with certain auxiliary facilities (the "Station");

        WHEREAS, ACC and Grantor are entering into a Time Brokerage
Agreement as of the date hereof (the "Time Brokerage Agreement") pursuant to which ACC agrees to provide programs, and Grantor agrees to broadcast such programs on the Station, in conformance with the Time Brokerage Agreement and the rules, regulations and policies of the Federal Communications Commission ("FCC");

        WHEREAS, ACC is willing to enter into the Time Brokerage Agreement only upon the condition that Grantor enters into this Option Agreement pursuant to which Grantor grants to ACC the option to acquire the assets of the Station from the Grantor for the Purchase Price as set forth in the Purchase Agreement (as defined herein) and in accordance with and subject to the terms and conditions set forth herein;

        WHEREAS, ACC shall pay the Option Amount (as defined herein) to Grantor on or before January 15, 1996, subject to a satisfactory due diligence review by ACC of the Station and the Assets of the Station; and

        WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the form of Asset Purchase Agreement attached hereto as Exhibit A and incorporated herein by reference (the "Purchase Agreement").

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1.
GRANT OF THE OPTION; EXERCISE OF THE OPTION

        Section 1.1. Grant of Option. Grantor hereby grants to ACC the irrevocable right and option (the "Option"), but not the obligation, to acquire the assets of the Station from Grantor, upon the terms and subject to the conditions set forth herein and in the Purchase Agreement.

        Section 1.2. Schedules and Due Diligence Review. On or before December 31, 1995, the Grantor shall deliver to ACC and ACC's counsel schedules, which shall be complete and accurate in all material respects (together with copies of the documents referred to therein) identified on Exhibit B hereto regarding the Station and the assets of the Station (collectively, the "Schedules"). Grantor shall



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prepare the Schedules in compliance with the terms and conditions of the
Purchase Agreement. Upon receipt, ACC shall promtly review the Schedules and shall conduct its due diligence review of the Station and the assets of the Station (collectively, the "Diligence Review") until the later to occur of December 31, 1995 or four (4) business days after ACC's receipt of the Schedules (the "Commitment Date").

        Section 1.3. Payment of Option Amount. In the event that on or before the Commitment Date ACC is satisfied with the Diligence Review, ACC agrees to pay to Grantor on or before January 15, 1996, the sum of Ten Million Dollars ($10,000,000) (the "Option Amount") (the date of such payment is hereafter referred to as the "Commencement Date"). In the event that ACC provides written notice to Grantor on or before the Commitment Date that ACC is not in its good faith reasonable business judgment satisfied with the Diligence Review because
(a) Grantor has failed to deliver material information which had been reasonably and timely requested by ACC, or (b) ACC has learned of a material adverse disclosure regarding the business, assets, liabilities, results of operations, business conditions (financial or otherwise) or properties of the Station (the "Business Condition"), ACC shall have no obligation to pay the Option Amount to Grantor, the Option and this Option Agreement shall terminate and neither party hereto shall have any further liabilities or obligations hereunder.

        Section 1.4. Exercise of the Option. ACC may exercise the Option at any time prior to the tenth anniversary of the date of this Option Agreement (the "Option Term") by delivering written notice of exercise thereof to Grantor. Upon receipt of such notice, the Grantor, ACC and the Guarantor (as defined herein) shall immediately enter into the Purchase Agreement and the Grantor shall provide to ACC updates of the Schedules (the "Updated Schedules") within 15 days following the execution of the Purchase Agreement. In the event that the Updated Schedules contain materially adverse disclosures regarding the Business Condition, ACC may terminate the Purchase Agreement and pursue any and all legal and equitable remedies against Grantor.

ARTICLE 2.
SUPPLEMENTAL AMOUNT

        Section 2.1. Relocation of Transmitter Site. Grantor agrees to use its reasonable best efforts to obtain authorization from the FCC and the Federal Aviation Administration ("FAA") to relocate the Station's antenna tower and related transmitter facilities (collectively, the "Station Tower") to one of the following locations (the "Transmitter Site"): (a) to the site presently specified in Grantor's pending application on FCC Form 301, filed on August 8, 1995 (FCC File No. BPCT-950808KF) (the "Modification Application"), or (b) such other site which is reasonably acceptable to ACC and which places a predicted city grade contour over at least part of the presently incorporated city limits of Birmingham, Alabama (the "Birmingham Limits"). Grantor shall (a) pay all preliminary costs necessary to




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acquire  access  and/or  ownership  of the  Transmitter  Site,  (b) complete the engineering and FAA studies necessary for the Transmitter Site, (c) obtain all federal, state, and local governmental approvals necessary for the relocation, which approvals shall no longer be subject to judicial or administrative review (collectively, the "Governmental Approvals"), and (d) pay all costs incurred in connection with obtaining the Governmental Approvals.



        Section 2.2. Construction of Tower. Following receipt of all Governmental Approvals, ACC shall construct the Station Tower at the Transmitter Site as authorized by the FCC and the FAA and abiding by the specifications of any construction permits issued to Grantor. ACC shall own all assets acquired in connection with the construction of the Station Tower, and shall grant to the Grantor a license to use the Station Tower for the operation of the Station, for a fee of one dollar ($1.00) per year, until the earlier to occur of the following: (a) the Closing under the Purchase Agreement, (b) the termination of the Purchase Agreement, or (c) the termination of the Option Agreement. If, upon termination of such license, Grantor remains the initial Licensee of the Station, ACC and Grantor shall enter into a lease on commercially reasonable terms for Grantor's continued use of the Station Tower for operation of the Station.
        Section 2.3. Payment of Supplemental Amount.
        (a) Upon receipt of all Governmental Approvals (the "Approval Date"), the sum of Seven Million Dollars ($7,000,000) shall be payable by ACC to Grantor as a supplemental payment in accordance with the terms of this Section 2.3 (the "Supplemental Amount"). In the event that Grantor remains the owner and operator of the Station on the Approval Date, ACC agrees to pay to Grantor Five Million Dollars ($5,000,000) of the Supplemental Amount on the Approval Date and pay the balance of Two Million Dollars ($2,000,000) of the Supplemental Amount upon the Closing of the Purchase Agreement. In the event that ACC (or its assignee) has become the owner and operator of the Station on the Approval Date, ACC shall pay to Grantor the Supplemental Amount in full on the Approval Date.
        (b) In the event that the area within the Birmingham Limits encompassed by the predicted city grade contour of the Station, as approved and authorized by the FCC, from the Station Tower at the Transmitter Site (the "Authorized Contour Area") is less than the area within the Birmingham Limits encompassed by the predicted city grade contour presently proposed in the Modification Application (the "Proposed Contour Area"), the Supplemental Amount shall be reduced to equal the amount which is the product of (i) Seven Million Dollars ($7,000,000) multiplied by (ii) the fraction of which the numerator is the Authorized Contour Area and the denominator is the Proposed Contour Area. In the event that the Supplemental Amount is reduced in accordance with the preceding sentence, all partial payments of the Supplemental Amount shall also be reduced pro rata. 2.4. Termination of Obligation to Pay Supplemental Amount. In the event that Grantor has not obtained all Governmental Approvals within forty-eight (48) months of the Commencement Date, ACC shall have the right by written notice



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to Grantor  to  terminate  all of ACC's  obligations  under  this  Article 2 and neither party hereto shall have any further liabilities or obligations under this Article 2.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF GRANTOR

        Grantor represents and warrants to ACC as follows:

        Section 3.1. Incorporation; Authorization; etc. Grantor is a corporation validly existing and in good standing under the laws of the State of Delaware, and Grantor has full corporate power to execute and deliver this Option Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the Purchase Agreement, the performance of Grantor's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by Grantor have been duly and validly authorized by the board of directors of Grantor and no other corporate proceedings or actions on the part of Grantor, its board of directors or stockholders are necessary therefor. The execution, delivery and performance of this Option Agreement and the Purchase Agreement by Grantor will not (a) conflict with or violate any law, order, award, judgment, injunction or decree applicable to Grantor, the Assets or the Station or by which any of the Assets or the Station is subject or affected, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) of any Contract to which Grantor is a party or by which Grantor is bound or to which any of the Assets or the Station is subject or affected, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets, or (c) conflict with or violate the articles of incorporation, bylaws or any related organizational documents of Grantor. This Option Agreement has been duly executed and delivered by Grantor, and, assuming the due execution hereof by ACC, this Option Agreement constitutes the legal, valid and binding obligation of Grantor.

        Section 3.2. Consents and Approvals. Except for the consent of Society National Bank, the execution and delivery of this Option Agreement do not and will not require any consent, approval, exemption, authorization or other action by, or filing with or notification to any Government Authority or any other person, except that the Option Agreement shall be filed with the FCC within thirty (30) days from the date hereof.

        Section 3.3. Financial Statements. Grantor has prepared and shall furnish to ACC the unaudited balance sheets of Grantor as of the end of the fiscal year ending in each of 1992, 1993, and 1994 and unaudited statements of income. Grantor also has prepared and shall furnish to ACC the unaudited balance sheets of Grantor as of the end of each month of Grantor ending after November 30, 1995, and unaudited statements of income for the respective months then ended. All of



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the financial  statements,  including,  without  limitation,  the notes thereto, referred to in this Section: (a) are in accordance with the books and records of the Grantor, (b) present fairly the consolidated financial position of the Grantor as of the respective dates and the results of operations and changes in financial position for the respective periods indicated, and (c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods.

        Section 3.4. Brokers, Finders, etc.. Grantor has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who would have a valid claim for a fee or commission from ACC in connection with such transactions. Grantor has employed the services of Alex Brown & Co. as broker and shall be solely responsible for its fees in connection therewith.

        Section 3.5. Representations and Warranties in the Purchase Agreement. Grantor hereby makes all of the representations and warranties of the "Seller" set forth in Article 3 of the Purchase Agreement for the benefit of ACC and all such representations and warranties are (a) true and correct as of the date heref, and (b) incorporated herein by reference in their entirety.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF ACC

        ACC represents and warrants to Grantor as follows:

        Section 4.1. Incorporation; Authorization; etc. ACC is a corporation validly existing and in good standing under the laws of the State of Delaware, and ACC has full corporate power to execute and deliver this Option Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement, the performance of ACC's obligations hereunder and the consummation of the transactions contemplated hereby by ACC have been duly and validly authorized by the board of directors of ACC and no other corporate proceedings or actions on the part of ACC, its board of directors or stockholders are necessary therefor. The execution, delivery and performance under this Option Agreement by ACC will not (a) conflict with or violate any law, order, award, judgment, injunction or decree applicable to ACC, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) of a contract to which ACC is bound, or (c) conflict with or violate the articles of incorporation, bylaws or any related organizational documents of ACC. This Option Agreement has been duly executed and delivered by ACC, and, assuming the due execution hereof by Grantor, this Option Agreement constitutes the legal, valid and binding obligation of ACC, enforceable against ACC in accordance with its terms.


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        Section 4.2. Consents and Approvals. The execution and delivery of this
Option Agreement do not and will not require any consent, approval, exemption, authorization or other action by, or filing with or notification to any Government Authority or any other person, except that the Option Agreement shall be filed with the FCC within thirty (30) days from the date hereof.

        Section 4.3. Brokers, Finders, etc. ACC has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who would have a valid claim for a fee or commission from ACC in connection with such transactions.

        Section 4.4. Representations and Warranties in the Purchase Agreement. ACC hereby makes all of the representations and warranties of the "Buyer" set forth in Article 4 of the Purchase Agreement for the benefit of Grantor and all such representations and warranties are (a) true and correct as of the date heref, and (b) incorporated herein by reference in their entirety.

ARTICLE 5.
ADDITIONAL AGREEMENTS

        Section 5.1. Due Diligence Review. Grantor covenants and agrees to provide ACC and ACC's authorized representatives (a) full and complete access upon reasonable notice during normal business hours to Grantor's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Grantor's respective directors, officers and employees, agents and representatives, and (b) all such other information and copies of documents as ACC may reasonably request, concerning Grantor, the operation of the Station and the Assets of the Station, and the Station's customers and suppliers. Grantor covenants and agrees to permit Buyer's consulting engineers and other representatives, agents, employees and independent contractors, at Buyer's expense, to conduct engineering and other inspections of the Station and the assets of the Station.

        Section 5.2. Delivery of Schedules. Grantor covenants and agrees to deliver to ACC and ACC's counsel the Schedules on or before December 31, 1995. Grantor further covenants and agrees that the Schedules shall be true, complete and accurate as of the date hereof.

        Section 5.3. Operation of the Station. From and after the date of this Option Agreement, Grantor agrees to comply with and be bound by the covenants and agreements regarding operation of the Station set forth in Section 7 of the Purchase Agreement and such covenants and agreements are incorporated herein by reference in their entirety. Grantor agrees to keep ACC fully apprised of all material developments with respect to the Station and the Grantor.

        Section 5.4. Additional Deliveries of Grantor. In addition to the other things required to be done hereby, Grantor shall deliver, or cause to be delivered, as




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of the date hereof,  to ACC the following:  (a) a copy of the resolutions of the
board  of  directors  of  Grantor,  authorizing  the  execution,   delivery  and
performance hereof by Grantor, and a certificate of its secretary or assistant secretary, dated as of the date hereof, that such resolutions were duly adopted and are in full force and effect, and (b) such other certificates, instruments and documents as may be reasonably requested by ACC to carry out the provisions hereof and give effect to the transactions contemplated hereby.

        Section 5.5. Additional Deliveries of ACC. In addition to the payment of the Option Amount and the other things required to be done hereby, ACC shall deliver, or cause to be delivered, as of the date hereof, to Grantor the following: (a) a copy of the resolutions of the board of directors of ACC, authorizing the execution, delivery and performance hereof by ACC, and a certificate of ACC's secretary or assistant secretary, dated as of the date hereof, that such resolutions were duly adopted and are in full force and effect, and (b) such other certificates, instruments and documents as may be reasonably requested by Grantor to carry out the provisions hereof and give effect to the transactions contemplated hereby.

        Section 5.6. Confidentiality. ACC shall maintain strict confidentiality with respect to all documents and information furnished to ACC by or on behalf of Grantor; provided, however, that ACC shall have no such obligations with respect to confidential information that (a) is a matter of public knowledge or
(b) has been or is hereafter publicly disclosed other than by or through ACC. In the event the Option Agreement is terminated, ACC will return to Grantor all copies in its possession of documents, drafts, work papers, and other material prepared or furnished by Grantor relating to the transactions contemplated hereunder, whether obtained before or after the execution of the Option Agreement and the agreements and instruments called for hereunder.

        Section 5.7. Non-solicitation of Employees. In the event that ACC terminates the Option pursuant to Section 1.3 of this Option Agreement, ACC agrees that it will not solicit for hire or hire any employee of Grantor for a period of one (1) year from the date hereof.

        Section 5.8. Delivery of Bank Consent. Grantor shall obtain written consent of Society National Bank in connection with the Grantor's execution, delivery and performance of the Time Brokerage Agreement, the Purchase Agreement and this Option Agreement. Grantor covenants and agrees to deliver to ACC and ACC's counsel a copy of such consent within three (3) business days from the date hereof.

ARTICLE 6. CREDIT OF OPTION AMOUNT AND SUPPLEMENTAL AMOUNT; TERMINATION

        Section 6.1. Credit for Option Amount and Supplemental Amount. In

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the event the Option is exercised pursuant to Section 1.4, the Option Amount and any portion of the Supplemental Amount paid to Grantor (collectively, the "Reimbursable Amounts") shall be credited to the payment of the Purchase Price pursuant to terms and conditions of the Purchase Agreement.

        Section 6.2 Termination. Without limiting any rights of ACC set forth in
Article 7, ACC shall have the right to terminate this Option Agreement upon the occurrence of any of the following events:

        (a) any representation or warranty of Grantor contained in Article 3 hereof shall fail to be true and correct in all material respects; or

        (b) Grantor shall fail to comply in any material respect with any covenant or obligation applicable to it set forth in this Option Agreement, the Time Brokerage Agreement or the Purchase Agreement.

ARTICLE 7.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS; REMEDIES

        Section 7.1. Survival of Representations. All representations and warranties made by any party in this Option Agreement or pursuant hereto shall survive the date hereof for a period of two (2) years, provided that Sections
3.13 and 3.15 of the Purchase Agreement, as incorporated by reference herein in
Section 3.5, shall survive the date of this Option Agreement for a period equal to the applicable statute of limitations and Section 3.05(b) of the Purchase Agreement shall survive without limitation as to time.

        Section 7.2 Survival of Covenants. All other covenants, indemnities and other agreements made by any party to this Option Agreement herein or pursuant hereto shall survive the date hereof and any investigation, audit or inspection at any time made by or on behalf of any party hereto.

        Section 7.3. Agreement of Grantor to Indemnify. Grantor hereby agrees to indemnify, defend and hold harmless ACC and its affiliates, employees, stockholders, representatives, agents, officers and directors (the "ACC Indemnified Persons") from and against and in any respect of all Losses asserted against, resulting to, imposed upon or incurred by the ACC Indemnified Persons (whether such Losses are by, against or relate to Grantor or any other party, including a governmental entity), directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions, covenants or other agreements, given or made by Grantor in this Option Agreement or the Time Brokerage Agreement.

        Section 7.4. Agreement of ACC to Indemnify. ACC hereby agrees to indemnify, defend and hold harmless Grantor and its affiliates, employees,



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stockholders, representatives, agents, officers and directors (the "Grantor
Indemnified Persons") from and against and in respect of all Losses asserted against, resulting to, imposed upon or incurred by the Grantor Indemnified Persons (whether such Losses are by, against or relate to ACC or any other party, including, without limitation, a governmental entity), directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions, covenants or other agreements, given or made by ACC in this Option Agreement or the Time Brokerage Agreement.

        Section 7.5. Specific Performance. In addition to any other remedies which ACC may have at law or in equity, Grantor hereby acknowledge that the Assets and the Station are unique, and that the harm to ACC resulting from a breach by Grantor of its obligations cannot be adequately compensated by damages. Accordingly, Grantor agrees that ACC shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Option Agreement specifically performed by Grantor, and that ACC shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

        Section 7.6. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by Grantor or ACC of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

ARTICLE 8.
GENERAL PROVISIONS

        Section 8.1. Expenses. Unless otherwise indicated in this Option Agreement, all costs and expenses incurred in connection with this Option Agreement and the transactions contemplated hereby, including fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

        Section 8.2. Notices. All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by telecopy (with confirmation copy of such telecopied material delivered in person or by registered or certified mail, postage prepaid, return receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section). Notices to Grantor shall be addressed to:

                RZK Television, Inc.
                c/o Osborn Communications Corporation


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                130 Mason Street
                Greenwich, CT 06830
                Attention:  Frank D. Osborn
                Telecopy Number:  (203) 629-1749

        with a copy to:

                Haley Bader & Potts, P.L.C.
                4350 N. Fairfax Drive, #900
                Arlington, VA 22203
                Attention:  Theodore D. Kramer, Esq.
                Telecopy Number: (703) 841-2345

or at such other address and to the attention of such other person as Grantor may designate by written notice to ACC. Notices to ACC shall be addressed to:

                Allbritton Communications Company
                800 17th Street, N.W., Suite 301
                Washington, DC 20006
                Attention:  Jerald N. Fritz
                Telecopy Number:  (202) 822-6749

        with a copy to:

                Hogan & Hartson L.L.P.
                555 Thirteenth Street, N.W.
                Washington, D.C.  20004
                Attention:  Mace J. Rosenstein, Esq.
                Telecopy Number:  (202) 637-5910

or such other address and to the attention of such other person as ACC may designate by written notice to Grantor.

        Section 8.3. Public Announcements. The parties hereto shall not make, or cause to be made, any press releases or public announcements in respect of this Option Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification of the other, and the parties shall cooperate as to the timing and content of any such announcement.

        Section 8.4. Headings. The descriptive headings contained in this Option Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Option Agreement.

        Section 8.5. Severability. If any term or other provision of this Option Agreement is invalid, illegal or incapable of being enforced by any rule of law, or



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public policy,  all other  conditions  and  provisions of this Option  Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Option Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        Section 8.6. Entire Agreement. This Option Agreement, together with the other agreements contemplated hereby, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

        Section 8.7. Successors and Assigns. This Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Grantor may not assign its rights and obligations hereunder without the prior written consent of ACC. ACC shall be permitted to assign any of its rights hereunder to any person, but shall remain liable on ACC's obligations.

        Section 8.8. Third-Party Beneficiaries. This Option Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights thereunder.

        Section 8.9. Amendment; Wavier. This Option Agreement may not be amended or modified except by an instrument in writing duly executed by each party hereto. Waiver of any term or condition of this Option Agreement shall only be effective if in a writing signed by the party to be charged therewith and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Option Agreement.

        Section 8.10. Governing Law. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed in that State.

        Section 8.11. Jurisdiction and Forum. (a) The parties hereto agree that an appropriate forum and venue for any disputes between the parties hereto arising out of this Option Agreement shall be any state or federal court in the State of New York. By the execution and delivery of this Option Agreement, each of ACC and Grantor irrevocably submits to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of this Option

Agreement or the transactions contemplated hereby. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

        (b) To the extent that either ACC or Grantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of ACC and Grantor hereby irrevocably waives such immunity in respect of its obligations with respect hereto.

        Section 8.12. Counterparts. This Option Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 8.13. Osborn Guaranty. (a) Osborn Communications Corp. ("Guarantor") hereby irrevocably and unconditionally guarantees to ACC the prompt and complete payment and performance of each and every obligation of Grantor to ACC, direct or indirect, now existing or hereafter arising under this Option Agreement, including the due and punctual performance and observance by Grantor of all of the terms and conditions of this Option Agreement.

        (b) The obligations of Guarantor hereunder shall be absolute and unconditional and shall continue in full force and effect until the payment and performance of all of the obligations of Grantor under this Option Agreement, and are in no way conditioned upon any event or contingency, or upon any attempt to enforce Grantor's performance under this Option Agreement or any other right or remedy against Grantor or to collect from Grantor through the commencement of legal proceedings or otherwise.

        (c) The obligations of Guarantor hereunder shall not be affected, reduced, impaired, modified, changed, released, limited or discharged in any manner whatsoever by reason of any impairment, modification, change, release, or limitation of the liability of Grantor or its estate in bankruptcy, resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

        (d) Guarantor unconditionally waives diligence, presentment, protest, notice of dishonor, demand, extension of time for payment, notice of nonpayment at maturity, and indulgences and notices of every kind, and consents to any and all changes in terms, covenants, and conditions hereof.

        (e) Guarantor agrees that the obligations of Guarantor hereunder are irrevocable and are independent of the obligations of Grantor under this Option Agreement; that a separate action or actions may be brought and prosecuted against Guarantor regardless of whether any action is brought against Grantor or whether Grantor is joined in any such action or actions.

        (f) Guarantor agrees that Guarantor shall not exercise any rights that it may acquire by way of subrogation hereunder or otherwise until the performance in full of all obligations guaranteed pursuant hereto.

        (g) Guarantor represents and warrants to ACC that (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (ii) it has the full corporate power and corporate authority to enter into this Option Agreement, and this Option Agreement has been duly authorized, executed and delivered by Guarantor and is a legal, valid and binding agreement and obligation of Guarantor enforceable against Guarantor in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles, (iii) neither the execution and delivery of this Option Agreement, the consummation of any of the transactions contemplated herein, nor compliance with the terms hereof, will conflict with or result in a breach of any provision of any law or regulation applicable to Guarantor, or any indenture, contract or other agreement to which Guarantor is a party or by which Guarantor is bound, or any statute, rule, regulation, judgment, decree or order binding upon Guarantor, and (iv) Guarantor indirectly owns all of the issued and outstanding stock of Grantor.

        (h) The provisions of this Section shall inure to the benefit of and may be enforced by ACC and its successors and assigns, and shall be binding upon and enforceable against Guarantor and Guarantor's successors or assigns.

        Section 8.14. Delivery of Forms of Exhibits. Within fourteen (14) days from the date of this Option Agreement, Grantor shall deliver to ACC in form and substance reasonably satisfactory to ACC the form of Exhibits A through G of the Purchase Agreement.


        IN WITNESS WHEREOF, the parties have caused this Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

        ALLBRITTON COMMUNICATIONS

        COMPANY

        By:
                Name:  Jerald N. Fritz
                Title: Vice President


        RKZ TELEVISION, INC.

        By:
                Name:  Frank D. Osborn
                Title: President



For purposes of Section 8.13 of
this Option Agreement

OSBORN COMMUNICATIONS CORP.

By:
     Frank D. Osborn
     President



                  EXHIBIT A - FORM OF ASSET PURCHASE AGREEMENT


                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS


                                                                       Page
                                                                       ----
ARTICLE 1.                                                                1
DEFINITIONS AND REFERENCES                                                1
ARTICLE 2.                                                                6
SALE AND PURCHASE OF ASSETS; PURCHASE PRICE;
PAYMENT OF PURCHASE PRICE; ASSUMPTION OF
LIABILITIES                                                               6
2.01 Asset Sale.                                                          6
2.02 Purchase Price.                                                      6
2.03 Payment of Purchase Price.                                           6

2.04 Assumption of Liabilities.                                           6
ARTICLE 3                                                                 7
REPRESENTATIONS AND WARRANTIES BY SELLER                                  7
3.01 Organization and Standing.                                           7
3.02 Authorization.                                                       7
3.03 Litigation; Compliance with Law.                                     7
3.04 Financial Statements and Condition; Liabilities.                     8
3.05 Assets; Consents.                                                    8
3.06 Condition of Tangible Assets.                                        9
3.07 Trademarks; Licenses.                                               10
3.08 Licenses.                                                           10
3.09 Reports and Records.                                                10
3.10 Contracts.                                                          11
3.11 Conflicts.                                                          11
3.12 Related Parties.                                                    11
3.13 Taxes.                                                              12
3.14 Employee Benefit Plans.                                             12
3.15 Environmental Matters.                                              14
3.16 Labor Relations.                                                    15
3.17 Broadcast of Programming                                            15
3.18 Insurance.                                                          15
3.19 Disclosure.                                                         16
ARTICLE 4.                                                               16
REPRESENTATIONS AND WARRANTIES BY BUYER                                  16
4.01 Organization and Standing.                                          16
4.02 Authorization.                                                      16
4.03 Qualification as Licensee.                                          17
ARTICLE 5.                                                               17
APPLICATION FOR COMMISSION CONSENT                                       17
ARTICLE 6.                                                               17
HART-SCOTT-RODINO                                                        17
ARTICLE 7.                                                               18
COVENANTS AND AGREEMENTS OF SELLER                                       18
7.01 Negative Covenants.                                                 18
7.02 Affirmative Covenants.                                              19
7.03 Removal of Materials.                                               21
7.04 Confidentiality.                                                    21
7.05 Employees.                                                          21
ARTICLE 8.                                                               22
COVENANTS AND AGREEMENTS OF BUYER                                        22
8.01 Confidentiality.                                                    22
8.02 Corporate Action.                                                   22
ARTICLE 9.                                                               22
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE                      22
9.01 Representations and Covenants.                                      22

9.02 Consents.                                                           23
9.03 Delivery of Documents.                                              23
9.04 FCC Order.                                                          23
9.05 Title Insurance Commitment and Survey.                              23
9.06 Legal Proceedings.                                                  23
9.07 Hart-Scott-Rodino.                                                  23
9.08 Absence of Material Change.                                         23
ARTICLE 10.                                                              24
CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
CLOSE.                                                                   24
10.01 Representations and Covenants.                                     24
10.02 Delivery of Documents.                                             24
10.03 FCC Order.                                                         24
10.04 Legal Proceedings.                                                 24
10.05 Hart-Scott-Rodino.                                                 24
ARTICLE 11.                                                              25
THE CLOSING                                                              25
11.01 Closing.                                                           25
11.02 Delivery by Seller.                                                25
11.03 Delivery by Buyer.                                                 26
ARTICLE 12.                                                              27
ALLOCATION OF PURCHASE PRICE AMONG ASSETS                                27
ARTICLE 13.                                                              27
POSSESSION AND CONTROL                                                   27
ARTICLE 14.                                                              27
RISK OF LOSS                                                             27
ARTICLE 15.                                                              28
SURVIVAL; INDEMNIFICATION                                                28
15.01 Survival of Seller's Representations.                              28
15.02 Indemnification by Seller.                                         28
15.03 Survival of Buyer's Representations.                               28
15.04 Indemnification by Buyer.                                          29
15.05 Conditions of Indemnification.                                     29
ARTICLE 16.                                                              30
TERMINATION                                                              30
ARTICLE 17.                                                              31
REMEDIES                                                                 31
17.01 Default by Buyer.                                                  31
17.02 Default by Seller.                                                 31
17.03 Specific Performance.                                              31
ARTICLE 18.                                                              32
GUARANTEE                                                                32
ARTICLE 19.                                                              33
ADDITIONAL ACTIONS AND DOCUMENTS                                         33
ARTICLE 20.                                                              33

BROKERS                                                                  33
ARTICLE 21.                                                              34
EXPENSES                                                                 34
ARTICLE 22.                                                              34
NOTICES                                                                  34
ARTICLE 23.                                                              35
WAIVER                                                                   35
ARTICLE 24.                                                              36
BENEFIT AND ASSIGNMENT                                                   36
ARTICLE 25.                                                              36
REMEDIES CUMULATIVE                                                      36
ARTICLE 26.                                                              36
ENTIRE AGREEMENT; AMENDMENT                                              36
ARTICLE 27.                                                              37
SEVERABILITY                                                             37
ARTICLE 28.                                                              37
PRESS RELEASES                                                           37
ARTICLE 29.                                                              37
HEADINGS                                                                 37
ARTICLE 30.                                                              37
GOVERNING LAW                                                            37
ARTICLE 31.                                                              38
SIGNATURE IN COUNTERPARTS                                                38



        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of this day of , 199___ by and between RKZ TELEVISION, INC., a Delaware corporation ("Seller"), and ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation, or its designated affiliate ("Buyer").

        WHEREAS, Seller owns and operates Television Station WJSU-TV, Channel 40, Anniston, Alabama, together with certain auxiliary facilities (collectively, the "Station");

        WHEREAS, Seller and Buyer are parties to that certain Option Agreement dated as of , 1995 whereby Seller granted to Buyer the option to purchase the assets of the Station from Seller (the "Option Agreement");

        WHEREAS, Buyer exercised the Option pursuant to written notice
dated as of                ; and

        WHEREAS, Buyer agrees to purchase from Seller all the Assets (as hereinafter defined), and Seller desires to sell all the Assets to Buyer, all in accordance with and subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS AND REFERENCES

        As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:

        "Accounts Receivable" means all accounts, notes or accounts receivable with respect to the Station.

        "Additional Agreements" shall have the meaning set forth in
Section 7.01(e).

        "Applications" shall have the meaning set forth in Section 5.

        "Assets" means the Station and all real, personal and mixed assets, both tangible and intangible (including the business of the Station as a "going concern"), wherever located, owned or held by Seller and which are used or useful in the business and operation of the Station. Subject to the provisions of Section 7, Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between that date and the Closing Date, and shall include, without limitation, all of Seller's right, title and interest in and to the following assets:



        (a) that certain real property set forth and described in Schedule 1(a).


        (b) the leasehold interests in that certain real property described in
Schedule 1(b).


        (c) all buildings, structures, fixtures, and other improvements now or hereafter actually or constructively attached to the Property, and all modifications, additions, restorations, or replacements of the whole or any part thereof, including, without limitation, those described in Schedules 1(a) and 1(b) (the "Improvements").


        (d) as landlord (whether named as such therein or by assignment or otherwise) in all leases and subleases, if any, of the Property and the Improvements now existing or at any time hereafter made, and any and all amendments, modifications, supplements, renewals and extensions thereof, together with all rents, royalties, security deposits, revenues, issues, earnings, profits, income and other benefits of the Property or the Improvements now due or hereafter to become due with respect to the Property or the Improvements or any part thereof.


        (e) in and to all streets, roads and public places, opened or proposed, and all easements and rights of way, public and private, rights and appurtenances, now or hereafter used in connection with, or belonging, incident or appertaining to, the Property or the Improvements.


        (f) all furniture, fixtures, furnishings, machinery, equipment, inventory, supplies, antenna installations, towers and other property, including, without limitation, those described in Schedule 1(f).


        (g) all of the Licenses (as hereinafter defined) for the Station as more fully described in Schedule 1(g).


        (h) all of the copyrights, trademarks and trade names (including any and all applications, registrations, extensions and renewals relating thereto), and all of the rights associated therewith, including, without limitation, those described in Schedule 1(h) and Seller's rights to the call letters for the Station.

        (i) all contracts, agreements, leases and other intangible assets, including, without limitation, those trade-out agreements and other contracts, agreements and leases described in Schedule 1(i).

        (j) all deposits and prepaid expenses, including, without limitation, those described in Schedule 1(j).

        (k) all automotive equipment and motor vehicles, including, without limitation, those described in Schedule 1(k).


        (l) all engineering, business and other books, papers, files and records, but not the articles of incorporation, by-laws, minute books, stock transfer records, or other corporate records of Seller.

        (m) all translators, earth stations, and other auxiliary facilities, and all applications therefor. "Assignment of Contracts" means that certain Assignment of Contracts, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit D.


        "Assignment of Leases" means that certain Assignment of Leases, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit A.


        "Assignment of Licenses" means that certain Assignment of Licenses, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit C.


        "Assumption Agreement" means that certain Assumption Agreement dated as of the Closing Date and executed by Buyer and Seller, substantially in the form attached hereto as Exhibit G.

        "Bill of Sale" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit B.

        "Claims" shall have the meaning specified in Section 15.05.

        "Closing" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.


        "Closing Date" means the time and date on which the Closing takes place, as established by Section 11.01.


        "Commission" means the Federal Communications Commission.

        "Deed" means the general warranty deed of Seller, substantially in the form attached hereto as Exhibit E.

        "Encumbrances" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances, or charges.

        "FCC Order" means an order or orders of the Commission, or of the Chief, Mass Media Bureau, acting under delegated authority, consenting to the assignment to Buyer of the Licenses for the Station, as proposed in the Applications therefor, without conditions which are adverse to Buyer or which in any way diminish the operating rights with respect to the Assets and the Station, except any such conditions expressly accepted by Buyer in writing.


        "Final Order" means the FCC Order(s) as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.


        "Indemnified Party" and "Indemnifying Party" shall have the respective meanings specified in Section 15.05.


        "Licenses" means all of the licenses and other authorizations issued by the Commission for the operation of the Station, as set forth in Schedule 1(g).

        "Option" means the option to purchase the Station granted by Seller to Buyer, pursuant to the exercise of which this Agreement has been entered into.

        "Option Consideration" means the amount of Ten Million Dollars ($10,000,000) which Buyer has paid Seller pursuant to the terms of the Option Agreement and any portion of the Supplemental Amount, if any, previously paid by Buyer to Seller.

        "Property" means, collectively, that certain real property described in
Schedule 1(a) and the leasehold interests in that certain real property described in Schedule 1(b).

        "Purchase Price" means the amount of Twelve Million Dollars ($12,000,000) and up to an additional amount of Seven Million Dollars ($7,000,000) in the event that the Supplemental Amount has been paid by Buyer to Seller as specified in Section 2.3 of the Option Agreement.

        "Station Contracts" shall have the meaning set forth in Section 3.10.

        "Supplemental Amount" shall have the meaning set forth in the Option Agreement.

        "Survey" means the surveys for all parcels of real property described on
Schedule 1(a), each of which shall be prepared by a registered land surveyor licensed in the State of Alabama (the "Surveyor"), certified by the Surveyor to Buyer and Buyer's lender, and showing (a) the location of all lot and street lines, (b) the location of encroachments, overhangs or projections by buildings or improvements erected on adjacent lands or on such real property, (c) means of ingress and egress to public roads, (d) the location of all utility and other easements, rights of way, set-back lines and other matters of record affecting such real property; (e) a description and the location of all existing improvements (including parking areas), and (f) such other facts and information as Buyer may require.


        "TBA" means that certain Time Brokerage Agreement, dated as of December 21, 1995, by and between Seller and Buyer.

        "Title Insurance Commitment" means an irrevocable title insurance commitment issued by a title insurance company acceptable to Buyer with respect to the real property described in Schedule 1(a) for (i) a prepaid owner's policy of title insurance (on ALTA Form B 1990 or form offering similar coverage), showing fee simple title to the real property described in Schedule 1(a) in Buyer, with no exception as to survey matters, no standard pre-printed exceptions, no creditors' rights exceptions, no exceptions for mechanics and materialmen's liens, no gap exceptions, and affirmative coverage as Buyer may reasonably request, and (ii) a prepaid full-coverage mortgagee policy of title insurance (on the ALTA 1990 form or form offering similar coverage), naming Buyer's lender as the insured party, with no exception as to survey matters, no standard pre-printed exceptions, no creditors' rights exceptions, no exceptions for mechanics and materialmen's liens, no gap exceptions, and affirmative coverage as Buyer may reasonably request, insuring that the mortgage of Buyer's lender constitutes a valid and recorded first lien on a good and marketable fee simple interest in the real property described in Schedule 1(a). The dollar amount of each policy shall be equal to the amount of consideration allocated to the real property pursuant to Section 12.




        All references to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.

ARTICLE 2.
SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; PAYMENT OF
PURCHASE PRICE; ASSUMPTION OF LIABILITIES

2.01    Asset Sale.

        On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets at the Closing.

2.02    Purchase Price.

        For and in consideration of the conveyances and assignments described herein and in addition to the assumption of liabilities as set forth in Section 2.04, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, the Purchase Price (less the Option Consideration), subject to adjustment for payment of expenses as provided for in Section 21. The Purchase Price shall be payable as described in Section 2.03. The Purchase Price shall be allocated among the Assets in accordance with Section 12.

2.03    Payment of Purchase Price.

        On the Closing Date, the Buyer shall pay the adjusted Purchase Price (as calculated in accordance with Section 2.02) to Seller by wire transfer of immediately available funds.

2.04    Assumption of Liabilities.

        At the Closing, Buyer shall assume only the following liabilities and obligations of Seller (the "Assumed Liabilities"): (a) the liabilities and obligations of Seller to be performed after the Closing Date under the contracts, agreements and leases set forth and described in Schedules 1(b) and 1(i) and (b) the liabilities and obligations of Seller to be performed after the Closing Date under any contracts, agreements and leases which are entered into after the date hereof (in compliance with Section 7) and which are identified in the certificate referred to in
Section 11.02(c). Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Seller except as specified in this Section 2.04. All such assumptions pursuant to this Section 2.04 shall be subject to Buyer's confirmation with creditors of existing unperformed obligations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES BY SELLER

        Seller represents and warrants to Buyer as follows:

3.01    Organization and Standing.

        Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to conduct business in the State of Alabama. Neither the nature of the business conducted by Seller, nor the character of the properties owned, leased or otherwise held by Seller makes any such qualification necessary in any other state, country, territory or jurisdiction. Seller has the full and unrestricted power and authority, corporate and otherwise, to own, lease and operate the Assets, to carry on its business as now conducted, and to enter into and perform the terms of this Agreement, the agreements, and instruments referred to herein, and the transactions contemplated hereby and thereby.



3.02    Authorization.

        The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized by all necessary actions of Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument will constitute, a valid and binding agreement and obligation of Seller, enforceable in accordance with its respective terms. Except as specified in Section 3.05, the execution, delivery and performance by Seller of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.


3.03    Litigation; Compliance with Law.


        There is no action, suit, investigation, claim, arbitration or litigation pending or, so far as Seller knows, threatened against or involving either Seller, the Assets, the Station or the Station's business and operations, at law or in equity, or before or by any court, arbitrator or governmental authority, and neither Seller nor the Station is operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority, except for those listed in Schedule 3.03. Seller has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Seller, to the Assets, to the Station and to its business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. Seller has obtained all material permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary in order to conduct the operation of the Station as presently conducted and to own, use and maintain the Assets.


3.04    Financial Statements and Condition; Liabilities.

        3.04(a) Seller has prepared and/or furnished to Buyer the balance sheets of Seller as of the dates specified on Schedule 3.04(a), and the statements of income, stockholders' equity and changes in financial position for the periods specified on Schedule 3.04(a). All of the financial statements, including, without limitation, the notes thereto, referred to in Schedule 3.04(a) or furnished to Buyer after the date hereof pursuant to this Agreement: (i) are in accordance with the books and records of the Seller, (ii) are true, correct and complete in all material respects and present fairly the financial position of Seller as of the respective dates and the results of operations and changes in cash flow for the respective periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. All deposits and prepaid expenses, if any, included as assets of Seller represent bona fide deposits or payments theretofore made by Seller, the benefit and advantage of which will be obtained and enjoyed by Seller and, after the Closing Date, by Buyer.

        3.04(b) Except as reflected in the balance sheets as of , 199 , including the notes thereto, there exist no liabilities of Seller, contingent or absolute, matured or unmatured, known or unknown. Since , 199 , (i) Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise), except in the ordinary course of business and consistent with past business practices, (ii) there has not been any discharge or satisfaction of any obligation or liability owed to Seller, which is not in the ordinary course of business or which is inconsistent with past business practices, or (iii) there has not occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any adverse material change in the Assets.



3.05    Assets; Consents.


        3.05(a) The Assets to be acquired at the Closing constitute all of the real, personal, and mixed assets, both tangible and intangible, that are used, held for use or necessary for the business and operations of the Station as presently conducted.


        3.05(b) Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good, marketable, and insurable title to the Assets, free and clear of any Encumbrances, except for and subject only to (i) liens for real estate taxes not yet due and payable, (ii) existing easements of record on real property which do not materially impair the use of such property for the purposes contemplated hereunder, and (iii) those encumbrances set forth in Schedule 3.05(b), which shall be removed prior to or contemporaneously with the Closing Date.

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        3.05(c) On the Closing Date, Buyer shall acquire good, marketable and insurable title to, and all right, title and interest in, the Assets, free and clear of all Encumbrances, except for and subject only to liens for real estate taxes not yet due and payable and existing easements of record on real property which do not materially impair the use of such property for the purposes contemplated hereunder.

        3.05(d) All of the Assets to be transferred hereunder are transferable by Seller by Seller's sole act and deed, and no consent on the part of any other person is necessary to validate the transfer to Buyer, except (i) the Licenses described in Schedule 1(g) are not assignable without the consent of the Commission as provided by law and (ii) certain of the agreements described in Schedules 1(b) and 1(i), as specified in Schedule 3.05(d), may be assigned only with the consent of third parties.

        3.05(e) The Property and all of the Improvements have direct and unobstructed access to all public utilities necessary for the uses to which the Property and all of the Improvements are presently devoted by Seller and to a public street. No portion of the Property or any Improvement is the subject of, or affected by, any condemnation or eminent domain proceedings currently instituted or pending, and so far as Seller knows, no such proceedings are threatened. The Property and the Improvements are not subject to any covenant or other restriction preventing or limiting Seller's right to convey Seller's right, title and interest in the Property and the Improvements or to use the Property and the Improvements for the various purposes for which the Property and the Improvements are being used.


3.06    Condition of Tangible Assets.



        All tangible Assets are in good operating condition and repair, and are suitable, adequate and fit for the uses for which they are intended or are being used; and the present use of such Assets do not violate in any material respect any applicable licenses, statutes, or building, fire, zoning, health and safety or any other laws or regulations. Without limiting the foregoing, such tangible assets and operations thereof do not result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels With Respect to Human Exposure to Radio Frequency Electromagnetic Fields, 300 KHz to 100 GHz," issued by the American National Standards Institute and which the Commission has incorporated in its rules and regulations.


3.07    Trademarks; Licenses.


        Schedule 1(h) contains a true and complete listing of all franchises, licenses, trademarks, trade names, copyrights and applications therefor owned or licensed by or registered in the name of Seller and used or held for use in the business and operations of the Station, other than the Licenses, all of which are transferable to Buyer by the sole act and deed of Seller; and no consent on the part of any other person is necessary to validate the transfer to Buyer. Seller pays no royalty to anyone under any of the foregoing. Seller owns or possesses all rights to use all franchises, licenses, service marks, trademarks, trade names, copyrights, patents and applications therefor necessary to the conduct of the business of the

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Station. Seller does not have any knowledge nor has Seller received any notice to the effect that any service rendered by Seller relating to the business of the Station may infringe on any trademark, service mark, trade name, copyright, patent, trade secret or legally protectable right of another.


3.08    Licenses.


        The Licenses for the Station are valid through April 1, 1997, and there are no orders, complaints, proceedings or investigations, pending or, so far as Seller knows, threatened, which would affect the validity of the Licenses.


3.09    Reports and Records.


        During the current term of the Licenses, all returns, reports and statements relating to the Station currently required to be filed by Seller with the Commission or any other governmental instrumentality have been filed and complied with and are true, correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all material respects. During the current term of the Licenses, all documents required by the Commission's rules to be placed in the Station's public files have been placed and are being held in such files. During the current term of the Licenses, all logs and business records of every type and nature relating to the business and operations of the Station, including but not limited to political and public record files, program, operating and maintenance logs, equipment performance measurements, policies or evidence of insurance, licenses, payroll, social security and withholding tax returns, operator agreements and other records pertaining to the business and operations of the Station have been maintained in all material respects in accordance with good business practices and the rules of the Commission and are at the Station.



3.10    Contracts.

        The contracts, agreements and leases set forth and described in Schedules 1(b), and 1(i) are all of the contracts, agreements, leases and commitments (both written and oral) relating to the Assets, to the Station or to the business and operations thereof, other than (i) contracts for the sale of advertising for cash, which are not for a term longer than thirty (30) days, and
(ii) contracts or commitments which do not require payments of more than $5,000 each or $20,000 in the aggregate. Seller has delivered to Buyer prior to the execution of this Agreement true and complete copies or descriptions of all contracts, agreements, leases and commitments (and all amendments and modifications thereto) relating to the Assets, the Station or to the business and operations thereof (collectively, the "Station Contracts"). The unperformed obligations ascertainable from the terms on the face of the Station Contracts are the existing unperformed obligations thereunder. Each Station Contract is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto. The parties thereto have complied with all of the material provisions of the Station Contracts and are not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. There has not been (i) any failure of any party to any Station Contract to


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

comply with all material provisions thereof, (ii) any default by any party thereunder, (iii) any threatened cancellation thereof, (iv) any outstanding dispute thereunder, or (v) any basis for any claim of breach or default thereunder.


3.11    Conflicts.

        Except as set forth in Schedule 3.11, the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller, to the Assets or to the Station, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Seller's articles of incorporation or bylaws, or any contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the Station is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.

3.12    Related Parties.


        Neither Seller nor any shareholder, officer or director of Seller has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with Seller relating to the Assets or the Station, and no shareholder of Seller has entered into any transaction with Seller relating to the Assets or the Station, except for those set forth in Schedule 3.12.


3.13    Taxes.


        The Seller has timely filed with all appropriate governmental agencies all federal, state, commonwealth, local, and other tax or information returns and tax reports (including, but not limited to, all income tax, unemployment compensation, social security, payroll, sales and use, profit, excise, privilege, occupation, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or of any state or any commonwealth or any municipal entity or of any political subdivision with valid taxing authority) due for all periods ended on or before the date hereof. Seller has paid in full all federal, state, commonwealth, foreign, local and other governmental taxes, estimated taxes, interest, penalties, assessments and deficiencies (collectively, "Taxes") which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. Such returns and forms are true, correct and complete in all material respects, and Seller has no liability for any Taxes in excess of the Taxes shown on such returns. Seller is not a party to any pending action or proceeding, and, to Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for assessment or collection of any Taxes, and no unresolved claim for assessment or collection of any Taxes has been asserted against Seller.

3.14    Employee Benefit Plans.


        3.14(a) Except as described in Schedule 3.14(a), neither Seller nor any Affiliates (as defined below) have at any time established, sponsored, maintained,

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

or made any contributions to, or been parties to any contract or other arrangement or been subject to any statute or rule requiring them to establish, maintain, sponsor, or make any contribution to, (1) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA")) ("Pension Plan"); (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement ("Other Plan"). Seller and the Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known, and whether due or to become due) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or Other Plan that is not listed in Schedule 3.14(a). For purposes of this Section 3.14, the term "Affiliate" shall include all persons under common control with Seller within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").



        3.14(b) Each plan or arrangement listed in Schedule 3.14(a) (and any related trust or insurance contract pursuant to which benefits under such plans or arrangements are funded or paid) has been administered in all respects in full compliance with its terms and in both form and operation is in compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations thereunder, and other applicable law. Each Pension Plan listed in Schedule 3.14(a) has been determined by the Internal Revenue Service to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, and nothing has occurred or been omitted since the date of the last such determination that resulted or could result in the revocation of such determination. Seller and the Affiliates have made all required contributions or payments to or under each plan or arrangement listed in
Schedule 3.14(a) on a timely basis and have made adequate provision for reserves to meet contributions and payments under such plans or arrangements that have not been made because they are not yet due.


        3.14(c) The consummation of this Agreement (and the employment by Buyer of former employees of Seller or any employees of an Affiliate) will not result in any carryover liability to Buyer for taxes, penalties, interest or any other claims resulting from any employee benefit plan (as defined in Section 3(3) of ERISA) or Other Plan. In addition, Seller and each Affiliate make the following representations (i) as to all of their Pension Plans: (A) neither Seller nor any Affiliate has become liable to the PBGC under ERISA under which a lien could attach to the assets of Seller or an Affiliate; (B) Seller and each Affiliate has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; and (C) Seller and each Affiliate has not made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in
Section 4201 of ERISA, and (ii) all group health plans maintained by the Seller and each Affiliate have been operated in compliance with Section 4980B(f) of the Code.

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

        3.14(d) The parties agree that Buyer does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with, any Pension Plan, any Welfare Plan, or Other Plan maintained by Seller or an Affiliate for its employees, former employees, retirees, their beneficiaries or any other person. In addition and not as a limitation of the foregoing covenant, the parties agree that Seller and such Affiliate shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events which occur on or before Closing Date.


3.15    Environmental Matters.


        3.15(a) For purposes of this section, "Hazardous Materials" means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq.; or other applicable federal, state, or local laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to the protection of human health and the environment (collectively "Environmental Laws"). "Hazardous Materials" includes but is not limited to polychlorinated biphenyls (PCBs), asbestos and lead-based paints.


        3.15(b) Seller's Environmental Representations and Warranties. Seller hereby represents and warrants that except as set forth on Schedule 3.15(b):



               (i) There are no pending or, to Seller's knowledge threatened, actions, suits, claims, legal proceedings or any other proceedings based on Hazardous Materials or the Environmental Laws at the Property, or any part thereof, or otherwise arising from Seller's activities at the Property involving Hazardous Materials;



               (ii) To Seller's knowledge, there are no conditions, facilities, procedures or any other facts or circumstances which could give rise to claims, expenses, losses, liabilities, or governmental action against Buyer in connection with any Hazardous Materials present at or disposed of from the Property, including without limitation the following conditions arising out of, resulting from, or attributable to, the assets, business, or operations of Seller at the Property: (A) the presence of any Hazardous Materials on the Property or the release or threatened release of any Hazardous Materials into the environment

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

from the Property; (B) the off-site disposal of Hazardous Materials originating on or from the Property or the business or operations of Seller; (C) the release or threatened release of any Hazardous Materials into any storm drain, sewer, septic system or publicly owned treatment works; (D) any noncompliance with federal, state or local requirements governing occupational safety and health, or presence or release in the air and water supply systems of the Property of any substances that pose a hazard to human health or an impediment to working conditions; or (E) any facility operations, procedures or designs, which do not conform to the statutory or regulatory requirements of any Environmental Laws.

               (iii) To Seller's knowledge, neither polychlorinated biphenyls nor asbestos-containing materials are present on or in the Property.


(iv) The Property contains no underground storage tanks, or underground piping associated with tanks, used currently or, to Seller's knowledge, in the past for the management of Hazardous Materials.

3.16 Labor Relations.


               There are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Seller and any of its employees or agents or any union or collective bargaining unit. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including without limitation provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in Schedule 3.16 hereto, there are no collective bargaining agreements or employment agreements between Seller and any of its employees. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 3.16 hereto, no employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement. Seller has previously delivered to Buyer an accurate and complete list, a date no more than fourteen (14) days prior to the date of this Agreement, of all employees of Seller and the rate of compensation (including salary, bonuses and commissions) of each such employee.

3.17 Broadcast of Programming

               The motion pictures, feature films, and syndicated programs for which Seller has obtained broadcast rights have been scheduled and broadcast in the ordinary course of business, consistent with Seller's past business practices and with customary practices in the television broadcast industry.

3.18 Insurance.

               Schedule 3.18 contains a list and brief description of all policies of title, property, fire, casualty, liability, life, workmen's compensation, business interruption and other forms of insurance of any kind relating to the Assets or the business and operations of the Station and owned or held by Seller. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance in all material respects

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

by Seller with all requirements of law and of all agreements to which Seller is a party; (iii) are valid, outstanding, and enforceable policies; and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the Station (including the business and operations thereof).

3.19 Disclosure.

               All facts of material importance to the Assets, to the Station and to the business of Seller have been fully and truthfully disclosed to Buyer in this Agreement. No representation or warranty by Seller and no document, statement, certificate, schedule or exhibit to be furnished or delivered to Buyer pursuant to or in connection with this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES BY BUYER

        Buyer represents, warrants and covenants to Seller as follows:

4.01    Organization and Standing.

               Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and by the Closing Date will be duly qualified to do business as a foreign corporation in Alabama. Buyer has the full and unrestricted power and authority, corporate and otherwise, to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby.

4.02    Authorization.

               The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument will constitute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms. Except for the consent of the Commission to the assignment to Buyer of the Licenses described in Schedule 1(g), the pre-merger notification clearance required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any consents which may be required from certain lenders of Buyer as described in
Schedule 4.02, the execution, delivery and performance by Buyer of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.

4.03    Qualification as Licensee.

               Except for possible contour overlap with television station WCFT-TV, Tuscaloosa, Alabama, Buyer knows of no reason why it should not be found by the Commission to be qualified under the Communications Act of 1934, as amended, and the Commission's rules and regulations to become the licensee of the Station.

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

ARTICLE 5.
APPLICATION FOR COMMISSION CONSENT

               As promptly as practicable and no later than ten (10) business days following the execution of this Agreement, Seller and Buyer shall take all steps reasonably necessary to file and shall participate in the filing of applications with the Commission (the "Applications") requesting its written consent to the assignment of the Licenses for the Station (and any extensions and renewals thereof) from Seller to Buyer. Seller and Buyer will diligently take all necessary and proper steps, provide any additional information reasonably requested, and otherwise use their best efforts in order to obtain promptly the requested consent and approval of the Applications by the Commission; provided that neither of the parties hereto shall have any obligation to take any unreasonable steps to satisfy complainants, if any, or to participate in any evidentiary hearing (other than a hearing at which only oral argument is to be presented).

ARTICLE 6.
HART-SCOTT-RODINO

               As promptly as practicable and no later than thirty (30) days following the execution of this Agreement, Seller and Buyer shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall mutually agree that no such filing is required. Seller and Buyer shall diligently take all necessary and proper steps and provide any additional information reasonably requested in order to comply with the requirements of such Act.

ARTICLE 7.
COVENANTS AND AGREEMENTS OF SELLER

               Seller covenants and agrees with Buyer as follows:

7.01    Negative Covenants.

               Pending and prior to the Closing, Seller will not, without the prior written approval of Buyer, do or agree to do any of the following:

               7.01(a) Dispositions; Mergers. Sell, assign, lease or otherwise transfer or dispose of any of the Assets or merge or consolidate with or into any other entity or enter into any negotiations or agreements relating thereto; provided, however, Seller may sell, assign, lease or otherwise transfer or dispose of any asset described in Schedule 1(f) if such asset is expended in the ordinary course of business, consistent with Seller's past business practices and with customary practices in the television broadcast industry, and property or equipment of like kind and equivalent value is substituted therefor.

               7.01(b) Accounting Principles and Practices. Change or modify any of Seller's accounting principles or practices or any method of applying such principles or practices.

               7.01(c) Trade-Outs. Enter into any trade-out agreement, or similar contract, commitment or understanding to provide broadcast time, except those

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


which are in the ordinary course of business and consistent with Seller's past business practices and the TBA and which can be and are performed completely prior to the Closing Date.

               7.01(d) Broadcast Time Agreements. Enter into any broadcast time sales agreement, contract, commitment or understanding except those that are in the ordinary course of business and consistent with customary practices in the television broadcast industry and the TBA.

               7.01(e) Local Marketing Arrangements. Except for the TAB, acquire or enter into any local marketing arrangements, time brokerage agreements or other similar contracts.

               7.01(f) Program Contracts. Acquire or enter into any new program contracts or renew, extend, amend, alter, modify or otherwise change any existing program contract, except that Seller may enter into new program contracts, consistent with the terms of the TBA, which have a term of less than six months.

               7.01(g) Additional Agreements. Materially modify or amend any of the agreements listed in Schedule 3.05(d) which are marked by an asterisk or enter into any other agreements, contracts, leases, commitments, understandings, or licenses (collectively, "Additional Agreements") or incur any obligation or liability (contingent or absolute); provided, however, that Seller may enter into trade-out agreements, broadcast time agreements and program contracts consistent with this Section 7.01 and the terms of the TBA; and that any Additional Agreements are entered into in the ordinary course of business consistent with Seller's past business practices and customary practices in the television broadcast industry, so long as such Additional Agreements do not involve payments or obligations in excess of One Million Dollars ($1,000,000) for all such Additional Agreements in the aggregate.

               7.01(h) Breaches; Employment Contracts. Do or omit to do any act (or permit such action or omission) which will cause a material breach of any Station Contract; enter into or become subject to any employment, labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; increase the compensation payable or to become payable to any employee; or pay or arrange to pay any bonus payment to any employee.

               7.01(i) Actions Affecting Licenses or Contracts. Take any action which under existing law may reasonably be expected to have a material adverse effect on the validity or enforceability of or rights under the Licenses or any material lease or contract.

               7.01(j) Programming. Program or broadcast any motion picture, feature film or syndicated program, except in the ordinary course of business, within the terms of the TBA and consistent with Seller's past business practices.

               7.01(k) Accounts. Accelerate the collection of or sell or assign any accounts receivable, or decelerate the payment of accounts payable, except in order to conform with Seller's past business practices and the terms of the TBA.

7.02    Affirmative Covenants.

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


               Pending and prior to the Closing Date, Seller will:

               7.02(a) Preserve Existence. Preserve its corporate existence and business organization intact, maintain its existing franchises and licenses, use its reasonable best efforts to preserve for Buyer its relationships with suppliers, customers, employees and others having business relations with Seller, and keep all Assets in their present condition, ordinary wear and tear excepted.

               7.02(b) Normal Operations. Subject to the terms and conditions of this Agreement (including, without limitation, Section 7.01) and the terms and conditions of the TBA: (i) carry on the business and activities of the Station, including without limitation, the sale of advertising time, entering into trade or barter arrangements, entering into other agreements, leases, commitments or understandings, or purchasing and scheduling of programming, in the usual and ordinary course of business consistent with Seller's past business practices and with customary practices in the television broadcast industry; (ii) pay or otherwise satisfy all obligations (cash and barter) of the Station as they come due and payable; (iii) maintain all of its properties in customary repair, order and condition; and (iv) maintain its books of account, records, and files in substantially the same manner as heretofore.

               7.02(c) Maintain Licenses. Maintain the validity of the Licenses, and comply in all material respects with all rules and regulations of the Commission.

               7.02(d) Payables. Pay all of its obligations, including, without limitation, obligations under the Station Contracts and under any such contracts that shall be entered into between the date hereof and the Closing pursuant to
Section 7.01, as and when they become due and payable.

               7.02(e) Corporate Action. Take all corporate action under the law of the State of Delaware necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

               7.02(f) Transfer Tax; Bulk Sales. Take all necessary action to provide for the payment of all applicable state sales, transfer or use taxes, and to comply with all applicable bulk transfer and similar laws, in connection with the transactions contemplated by this Agreement and the agreements and instruments called for hereunder.

               7.02(g) Access. Give to Buyer and Buyer's authorized representatives full and complete access upon reasonable notice during normal business hours to Seller's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Seller's officers and employees.

               7.02(h) Other Information. Provide to Buyer all such other information and copies of documents concerning Seller, the operation of the Station, the Assets, and Seller's customers and suppliers as Buyer may request.

               7.02(i) Insurance. Maintain in full force and effect all of its existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

        7.02(j) Financial Statements. Provide Buyer with (i) unaudited monthly balance sheets, and statements of revenues and expenses reflecting the results of business and operations of the Station and of Seller for the month

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


preceding the date of this Agreement and for each month thereafter, within twenty (20) days of the end of each such month; and (ii) with unaudited statements of assets and liabilities and statements of revenues and expenses reflecting the results of the business and operations of the Station for the preceding twelve (12) months, within thirty (30) days of the end of the fiscal year. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 3.04.

               7.02(k) Interruption in Broadcast Operations. Promptly notify Buyer in writing if any Station ceases to broadcast at its authorized power for more than 48 consecutive hours.

               7.02(l) Consents. Obtain third party consents to assign to Buyer those agreements on Schedule 3.05(d) which are marked with an asterisk and use its best efforts to obtain third party consents for assignment of all other agreements listed on Schedule 3.05(d).

7.03    Removal of Materials.

               Any building materials or other items located in or around the Property which qualify as Hazardous Wastes or Toxic Substances shall immediately be removed from the Property at Seller's cost and expense.

7.04    Confidentiality.

               Seller will use its best efforts to maintain strict confidentiality with respect to all documents and information furnished to Seller by or on behalf of Buyer; provided, however, that Seller shall have no such obligations with respect to confidential information that (i) is a matter of public knowledge or (ii) has been or is hereafter publicly disclosed other than by or through Seller. In the event this Agreement is terminated, Seller will return to Buyer all documents, drafts, work papers, and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

7.05    Employees.

               For a period commencing upon the execution of this Agreement and ending twelve (12) months following the Closing Date, Seller and its affiliates will not offer employment elsewhere than at the Station to any employee of Seller currently employed at the Station without the prior written approval of Buyer.

ARTICLE 8.
COVENANTS AND AGREEMENTS OF BUYER

        Buyer covenants and agrees with Seller as follows:

8.01    Confidentiality.

               Buyer will maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Seller; provided, however, that Buyer shall have no such obligations with respect to confidential information that (i) is a matter of public knowledge or (ii) has been or is hereafter publicly disclosed other than by or through Buyer. In the event this Agreement is terminated, Buyer will return to Seller all copies in its possession of documents, drafts, work papers, and other material prepared or furnished by Seller relating to

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


the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement and the agreements and instruments called for hereunder.

        8.02    Corporate Action.

               Prior to the Closing, Buyer shall take all corporate action under the law of the State of Delaware necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

ARTICLE 9.
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

               The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

9.01    Representations and Covenants.

               The representations and warranties of Seller made herein or in any agreement, instrument or document called for hereunder shall have been true and correct when made and shall be true and correct on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

9.02    Consents.

               Seller shall have obtained prior to the Closing Date all consents necessary to effect valid assignments to Buyer of those contracts on Schedule 3.05(d) which are marked with an asterisk and all other consents necessary to consummate the transactions contemplated hereby (except for the FCC Order which shall be governed by Section 9.04).

9.03    Delivery of Documents.

               Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 11.02.

9.04    FCC Order.

               The FCC Order shall have become a Final Order with respect to the Station.

9.05    Title Insurance Commitment and Survey.

               Buyer shall have received the Title Insurance Commitment and Survey referred to in Section 1 for the real property described in Schedule 1(a), in form and substance satisfactory to Buyer.

9.06    Legal Proceedings.

               No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement (other than an action or proceeding instituted or threatened by Buyer).

9.07    Hart-Scott-Rodino.

               All applicable waiting periods under the Hart-Scott-Rodino Antitrust

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

Improvements Act of 1976, as amended, shall have expired.

9.08    Absence of Material Change.

               Neither the Station nor the Assets shall have suffered a material adverse change since the date hereof, and there shall have been no changes since the date hereof in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of Seller, of the Station or of the Assets (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by Seller), except changes contemplated by this Agreement and changes in the ordinary course of business which are not (either individually or in the aggregate) materially adverse.

ARTICLE 10.
CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

               The obligation of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

10.01   Representations and Covenants.

               The representations and warranties of Buyer made in this Agreement or in any agreement, instrument or document called for hereunder shall have been true and correct when made and shall be true and correct on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

10.02   Delivery of Documents.

               Buyer shall have delivered to Seller the Purchase Price and all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 11.03.

10.03   FCC Order.

        The FCC Order shall have been issued with respect to the Station.

10.04   Legal Proceedings.

               No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.

10.05   Hart-Scott-Rodino.

               All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

ARTICLE 11.
THE CLOSING

11.01   Closing.

               Unless otherwise agreed by the parties hereto, the Closing hereunder shall be held on a date specified by Buyer within ten (10) days following the date

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

that the FCC Order becomes a Final Order. The Closing shall be held at 10:00 A.M. local time at the offices of Hogan & Hartson in Washington, D.C. or at such other time and place as the parties may agree.

11.02   Delivery by Seller.

        At or before the Closing, Seller shall deliver to Buyer the following:

               11.02(a) Agreements and Instruments. The following bills of sale, statements, assignments and other instruments of transfer, dated as of the Closing Date, in form sufficient to transfer and convey to Buyer title (of the quality provided for in this Agreement) to the Assets:

                (i)     the Assignment of Leases;
                (ii)    the Bill of Sale;
                (iii)   the Assignment of Licenses;
                (iv)     the Assignment of Contracts;
                (v)     the Deed; and
                (vi) such other instruments or documents as Buyer or Buyer's senior lender may reasonably request.

               11.02(b) Consents. Copies of all consents necessary to effect valid assignments to Buyer of all of the agreements listed on Schedule 3.05(d) which are marked with an asterisk and any other consents Seller has been able to obtain.

               11.02(c) Certificate Concerning Interim Agreements. A certificate of Seller describing all broadcast time sales agreements made, all trade- out agreements entered into, and all other contracts, agreements and leases entered into by Seller between the date hereof and the Closing Date, and certifying that such agreements, contracts and leases were entered into in accordance with
Section 7.01.

               11.02(d) Corporate Resolutions. Copies of the resolutions of directors and shareholders of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments.

               11.02(e) Officers' Certificate. A certificate of Seller signed by the President and the Secretary of Seller certifying that the representations and warranties of Seller made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing Date.

               11.02(f) Opinion of Counsel. An opinion of counsel for Seller, dated the Closing Date, addressed to Buyer and to Buyer's lender, substantially in the form attached hereto as Exhibit F.

               11.02(g) Seller's IRS Form 8594. Internal Revenue Service Form 8594 completed by Seller in connection with the acquisition of the Assets by Buyer. 11.03 Delivery by Buyer.

               At or before the Closing, Buyer shall deliver to Seller the following:


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

               11.03(a) Purchase Price.

               (i) The Purchase Price in the amount and manner set forth in
Section 2.

11.03(b)  Assumption Agreement.  The Assumption Agreement.

               11.03(c) Corporate Resolutions. Copies of the resolutions of the directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the agreements and instruments called for hereunder, and the consummation of the transactions contemplated by this Agreement and by such agreements and instruments.

               11.03(d) Officers' Certificate. A certificate of Buyer signed by the President and the Secretary of Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

               11.03(e) Buyer's IRS Form 8594. Internal Revenue Service Form 8594 completed by Buyer in connection with the acquisition of the Assets by Buyer.

ARTICLE 12.
ALLOCATION OF PURCHASE PRICE AMONG ASSETS

               Seller and Buyer each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the Assets, as set forth in an appraisal of the tangible assets to be performed prior to the Closing (at Buyer's sole expense) by Bond & Pecaro, for purposes of all federal, state and other income tax returns filed by it or other tax payments made by it. Notwithstanding any other provision of this Agreement, the provisions of this
Section 12 shall survive the Closing Date without limitation.

ARTICLE 13.
POSSESSION AND CONTROL

               Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Station, and such operation, including complete control and supervision of all programs, shall be the sole responsibility of Seller; provided, however, Buyer shall be entitled to inspect the Assets as provided in Section 7.02(h) so that an uninterrupted and efficient transfer of ownership may be effected. On and after the Closing Date, Seller shall have no control over, or right to intervene or participate in, the business and operations of the Station.

ARTICLE 14.
RISK OF LOSS

               The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of such loss or

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


damage prior to the Closing Date, Seller shall promptly restore, replace or repair the damaged Assets to their previous condition at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either (a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage (provided, however, if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer), or (b) defer the Closing Date until such restorations, replacements or repairs are made (provided that no such deferral shall affect the right of Buyer to terminate this Agreement pursuant to the provisions of Section 16).

ARTICLE 15.
SURVIVAL; INDEMNIFICATION

15.01   Survival of Seller's Representations.

               Except as otherwise specified, the representations and warranties made by Seller in this Agreement or pursuant hereto shall survive the Closing Date for a period of two (2) years, provided that Sections 3.13 and 3.15 shall survive the Closing Date for a period equal to the applicable statute of limitations and Section 3.05(b) shall survive without limitation as to time, and the representations and warranties made by Seller shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer.

15.02   Indemnification by Seller.

               Subject to the conditions and provisions of Section 15.05, Seller agrees to indemnify, defend and hold harmless Buyer, Buyer's employees, managers and directors ("Buyer Indemnified Parties") from and against and in respect of any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and attorneys' fees and disbursements, asserted against, imposed upon or incurred by Buyer Indemnified Parties, directly or indirectly, by reason of or resulting from (a) any liability, obligation, or claim against Seller (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to Section 2.04, arising out of, relating to or resulting from the business of Seller, or relating to or resulting from the Assets or the business and operations of the Station during the period prior to the Closing Date; (b) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement; or (c) any noncompliance by Seller with any covenants, agreements or undertakings of Seller contained in or made pursuant to this Agreement.

15.03   Survival of Buyer's Representations.

               The representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing Date for a period of two
(2) years, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of

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

Seller.

15.04   Indemnification by Buyer.

               Subject to the conditions and provisions of Section 15.05, Buyer hereby agrees to indemnify, defend and hold harmless Seller, Seller's employees, managers and directors ("Seller Indemnified Parties") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and attorneys' fees and disbursements, asserted against, imposed upon or incurred by Seller Indemnified Parties, directly or indirectly, by reason of or resulting from (a) any liability, obligation, or claims against Seller Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation or claim) expressly assumed by Buyer hereunder; (b) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement; or (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement.

15.05   Conditions of Indemnification.

               The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 15, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "Claims"), shall be subject to the following terms and conditions:

               15.05(a) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim promptly after the Indemnified Party receives notice thereof.

               15.05(b) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim.

               15.05(c) In the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof).

               15.05(d) Anything in this Section 15.05 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability

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


in respect of such Claim, and (iii) in the event that the Indemnifying Party undertakes defense of any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Claim.

ARTICLE 16.
TERMINATION

               If (i) an FCC Order has not become a Final Order and/or the Closing has not occurred on or before the tenth anniversary of the date of the Option Agreement, (ii) the Commission designates the Application contemplated by
Section 5 for an evidentiary hearing, or (iii) the Commission issues an order in connection with such application with conditions which are adverse to Buyer or which in any way diminish the operating rights with respect to the Assets and the Station (except any such conditions expressly accepted by Buyer in writing), then in any such event Buyer may, upon written notice to the Seller, terminate this Agreement without any further obligation to the Seller hereunder, provided, that such notice of termination is given prior to the date of the Closing or the date on which such FCC Order shall have become a Final Order. If the Closing has not occurred on or before the tenth anniversary of the date of the Option Agreement, then in such event Seller may, upon written to the Buyer, terminate this Agreement without any further obligation to the Buyer hereunder, provided, that, such notice of termination is given prior to the date of the Closing and the Seller is not in material default at such time. Upon termination of this Agreement pursuant to this Section 16, this Agreement shall be deemed null, void, and of no further force and effect (except for the provisions of Sections 7.04, 8.01, and 21, which shall survive such termination).

ARTICLE 17.
REMEDIES

17.01   Default by Buyer.

               If Buyer shall default in the performance of its obligations under this Agreement in any material respect or if, as a result of Buyer's action or failure to act, the conditions precedent to Seller's obligation to close specified in Section 10 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Seller shall not then be in default in the performance of Seller's obligations hereunder, Seller shall be entitled, by written notice to Buyer, to terminate this Agreement and to pursue any other remedies Seller has at law or in equity or otherwise.

17.02   Default by Seller.

               If Seller shall default in the performance of Seller's obligations under this Agreement in any material respect, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's obligation to close specified in Section 9 are not satisfied and for such reason or reasons this Agreement is not consummated, or if Seller fails to operate the Station at its authorized power for longer than 48 consecutive hours, and provided that Buyer shall not then be in default in any material respect in the performance of Buyer's obligations hereunder, Buyer shall be entitled, at Buyer's sole option:

               (i) To require Seller to consummate and specifically perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or

               (ii) By written notice to Seller, to terminate this Agreement and to pursue any other remedies Buyer has at law or in equity or otherwise.


17.03 Specific Performance.

               Seller acknowledges that the Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Seller shall fail to perform any of their obligations hereunder, and Seller therefore confirms and agrees that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

ARTICLE 18.
GUARANTEE

               18.01 Osborn Communications Corp. ("Guarantor") hereby irrevocably and unconditionally guarantees to Buyer the prompt and complete performance and payment of each and every obligation of Seller to Buyer, direct or indirect, now existing or hereafter arising under this Agreement, including the due and punctual performance and observance by Seller of all of the terms and conditions of this Agreement.

               18.02 The obligations of Guarantor hereunder shall be absolute and unconditional and shall continue in full force and effect until the performance and payment of all of the obligations of Seller under this Agreement, and are in no way conditioned upon any event or contingency, or upon any attempt to enforce Seller's performance under this Agreement or any other right or remedy against Seller or to collect from Seller through the commencement of legal proceedings or otherwise.

               18.03 The obligations of Guarantor hereunder shall not be affected, reduced, impaired, modified, changed, released, limited or discharged in any manner whatsoever by reason of any impairment, modification, change, release, or limitation of the liability of Seller or its estate in bankruptcy, resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

               18.04 Guarantor unconditionally waives diligence, presentment,

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


protest, notice of dishonor, demand, extension of time for payment, notice of nonpayment at maturity, and indulgences and notices of every kind, and consents to any and all changes in terms, covenants, and conditions hereof.

               18.05 Guarantor agrees that the obligations of Guarantor hereunder are irrevocable and are independent of the obligations of Seller under this Agreement; that a separate action or actions may be brought and prosecuted against Guarantor regardless of whether any action is brought against Seller or whether Grantor is joined in any such action or actions.

               18.06 Guarantor agrees that Guarantor shall not exercise any rights that it may acquire by way of subrogation hereunder or otherwise until the performance in full of all obligations guaranteed pursuant hereto.

               18.07 Guarantor represents and warrants to Buyer that (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (b) it has the full corporate power and corporate authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by Guarantor and is a legal, valid and binding agreement and obligation of Guarantor enforceable against Guarantor in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles, (c) neither the execution and delivery of this Agreement, the consummation of any of the transactions contemplated herein, nor compliance with the terms hereof, will conflict with or result in a breach of any provision of any law or regulation applicable to Guarantor, or any indenture, contract or other agreement to which Guarantor is a party or by which Guarantor is bound, or any statute, rule, regulation, judgment, decree or order binding upon Guarantor, and (d) Guarantor indirectly owns all of the issued and outstanding stock of Seller.

               18.08 The provisions of this Section shall inure to the benefit of and may be enforced by Buyer and its successors and assigns, and shall be binding upon and enforceable against Guarantor and Guarantor's successors or assigns.

ARTICLE 19.
ADDITIONAL ACTIONS AND DOCUMENTS

               Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

ARTICLE 20.
BROKERS

               Except for Alex Brown & Co., Seller represents to Buyer that Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders'

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


fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing Date without limitation as to time.

ARTICLE 21.
EXPENSES

               Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, (a) Seller and Buyer shall share equally in all sales, use, transfer, stamp, documentary, and recording taxes and fees, all costs of conveyances, all notary fees, all filing and application fees to any federal, state or local agency, all filing fees to the Commission in connection with the Applications, all sales, stamp, documentary, transfer, and recording taxes and fees applicable to the transactions contemplated by this Agreement and the instruments and documents called for hereunder, including, without limitation, any Alabama sales, use, stamp, documentary, transfer or similar taxes imposed with respect to the sale of any motor vehicle or with respect to the transfer of any real property, (b) Buyer shall pay all fees and expenses of the appraiser referred to in Section 12 and the Title Insurance Commitment, and all filing fees in connection with any filing under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, and (c) Seller shall pay all fees and expenses for the Survey.

ARTICLE 22.
NOTICES

               All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by overnight courier), mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex or facsimile transmission addressed as follows:

                (i)  If to Buyer:

                        Allbritton Communications Company
                        800 17th Street, N.W.
                        Suite 301
                        Washington, D.C.  20006
                        Attn.:  Jerald N. Fritz, Esq.

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


                with a copy (which shall not constitute notice) to:
                        Hogan & Hartson
                        555 Thirteenth Street, N.W.
                        Washington, D.C.  20004
                        Attn.:  Mace J. Rosenstein, Esq.

                (ii)  If to Seller:
                        RKZ Television, Inc.
                        c/o Osborn Communications Corp.
                        130 Mason Street
                        Greenwich, CT  06830
                        Attn: Frank D. Osborn

                with a copy (which shall not constitute notice) to:
                        Haley, Bader & Potts P.L.C.
                        4350 North Fairfax Drive
                        Suite 900
                        Arlington, VA  22203-1633
                        Attn: Theodore D. Kramer

or such other address as the addressee may indicate by written notice.

               Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex or facsimile) the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

ARTICLE 23.
WAIVER

               No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

ARTICLE 24.
BENEFIT AND ASSIGNMENT

               Except as hereinafter specifically provided in this Section 24, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise without the prior written consent of Seller (if the assignor is Buyer) or

Buyer (if the assignor is Seller), and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by Seller of its rights and obligations under this Agreement, whether before or after the Closing, release Seller from its liabilities hereunder. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, to any subsidiary of Buyer or to any entity in which the controlling shareholders of Buyer maintain control. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

ARTICLE 25.
REMEDIES CUMULATIVE

               Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Seller or by Buyer of any other rights or the seeking of any other remedies against the other.

ARTICLE 26.
ENTIRE AGREEMENT; AMENDMENT

               This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

ARTICLE 27.
SEVERABILITY

               If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

ARTICLE 28.
PRESS RELEASES

               All notices to third parties and other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Buyer and Seller. Prior to the Closing Date neither of the parties hereto shall act unilaterally in this regard without the prior written approval of the other, except as required by law and/or the rules and regulations of the Commission.

ARTICLE 29.
HEADINGS

               The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

ARTICLE 30.
GOVERNING LAW

               This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

ARTICLE 31.
SIGNATURE IN COUNTERPARTS

               This Agreement may be executed in separate counterparts, neither of which need contain the signatures of both parties, each of which shall be deemed to be an original, and both of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


               IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                SELLER

                RKZ TELEVISION, INC.


                By:
Name:
Title:


                BUYER

                ALLBRITTON COMMUNICATIONS
                COMPANY

                By:  ________________________________
                Robert L. Allbritton
                Executive Vice President



For purposes of Article 18 of
this Asset Purchase Agreement

OSBORN COMMUNICATIONS CORP.

By:
Name:
Title:

                DECEMBER 29, 1995 LETTER TO RKZ TELEVISION, INC.

December 29, 1995

RKZ Television, Inc.
Osborn Communications Corporation
c/o Osborn Communications Corporation
130 Mason Street
Greenwich, Connecticut 06830

                 Re: WJSU-TV, Anniston, Alabama (the "Station")

Gentlemen:

               Reference is hereby made to that (a) certain Option Agreement, dated as of December 21, 1995 (the "Option Agreement"), by and among RKZ Television, Inc., a Delaware corporation ("Grantor"), Osborn Communications Corporation, a Delaware corporation ("Guarantor" and together with "Grantor," the "Sellers"), and Allbritton Communications Company, a Delaware corporation ("ACC") and (b) that certain Asset Purchase Agreement to be entered into by and among the Sellers and ACC upon the exercise of the option described in the Option Agreement (the "Purchase Agreement" and together with the Option Agreement, the "Transaction Agreements"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreements.

               Notwithstanding anything to the contrary set forth in the Transaction Agreements or otherwise, this letter agreement (the "Letter Agreement") sets forth our agreement with respect to the following matters:

               1. Liens and Encumbrances. Sellers, ACC and Society National Bank (the "Bank") have entered into an agreement dated as of December 29, 1995 (the "Bank Agreement"), pursuant to which the Bank will give notice to ACC prior to the foreclosure by the Bank on its liens and security interests in the Assets, provided that the Sellers pay certain amounts to the Bank as set forth in the Bank Agreement. Sellers represent and warrant that the Option Amount and any Supplemental Amount (net of reasonable transaction expenses and applicable taxes) paid by ACC will be paid to the Bank. Except for the liens and security interests disclosed by Grantor to ACC on Schedule 3.05(b) to the Option Agreement delivered pursuant thereto, Sellers shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or permit to suffer to exist any lien, security interest or other encumbrance of any kind on, or with respect to, the Assets, whether now owned or hereafter acquired, or any income or profits therefrom. Notwithstanding anything to the contrary, Sellers may permit new liens, security interests or other encumbrances in connection with the refinancing of any debt presently owed to the Bank, provided that the banks or such other financial institutions which agree to provide refinancing to the Sellers agree in writing to the terms and conditions applicable to the Bank which are set forth in the Bank Agreement and in the consent agreement dated as of December 29, 1995 entered into by and between the Guarantor and the Bank.

               2. Intercompany Debt. Sellers acknowledge and agree that (a) intercompany debt and interest in the amount of approximately $10.4 million is owed to O.C.C., Inc., a wholly-owned subsidiary of the Guarantor, by the Grantor and (b) the entire intercompany debts and obligations of the Grantor will be extinguished and paid in full upon payment by ACC of the Option Amount. Except as may be reasonably required by Grantor, pursuant to the exercise of its sole good faith business judgment, to carry out its obligations under the Transaction Agreements, including Grantor's obligations as the licensee of the Station, Grantor shall not, directly or indirectly, create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any intercompany indebtedness or any indebtedness with an affiliate of Grantor.

3.      Bankruptcy.

(a) Grantor represents that as of the date hereof and continuing through the Closing Date, Grantor has not filed a voluntary petition for relief, nor is there any involuntary petition pending against the Grantor or against or with respect to the Assets, under any provision of the federal bankruptcy laws or other local, state, federal, or other insolvency or similar laws providing for the relief of debtors (individually, an "Insolvency Proceeding").

(b) The Grantor represents, warrants and covenants to ACC that the exercise by ACC of its rights pursuant to the Option Agreement will not be thwarted, prevented, hindered or delayed by an Insolvency Proceeding. Grantor further represents, warrants and covenants to ACC that Grantor shall not voluntarily commence an Insolvency Proceeding, and that Grantor shall use its best efforts to cause to be immediately dismissed any involuntary Insolvency Proceeding.

(c) In the event that an Insolvency Proceeding is commenced, Grantor knowingly, voluntarily and intentionally, after consultation with and advice of counsel, stipulates and agrees, to the fullest extent allowed by law and with the full intention that such stipulations and agreements shall survive the filing of any Insolvency Proceeding, that:

(i) Without the necessity of an evidentiary hearing and without the necessity or requirement that ACC establish or prove the value of the Assets, or the lack of adequate protection of ACC's interest in the Assets, Grantor consents to and ACC shall be entitled to the immediate modification or termination of any stays of proceedings pursuant to 11 U.S.C. Section 362 or otherwise, thereby allowing ACC to exercise all of its legal rights and remedies including, without limitation, the right to acquire the Assets. Grantor shall not oppose, directly or indirectly, or otherwise defend against ACC's effort to gain such relief from the any stays.

(ii) The Grantor hereby irrevocably appoints ACC as its attorney in fact to communicate to any court of competent jurisdiction the express consent of the Grantor to any request by ACC for the modification or termination of the stays of proceedings as set forth above, and to take any and all other and further actions necessary or appropriate to the modification or termination of any stays.

(iii) In addition to and not in lieu of the modification or termination of any stays of proceedings contemplated above and to the extent that the Letter Agreement, the Transaction Agreements and the transactions contemplated hereby are or might be considered to be in the nature of executory contracts, the Grantor shall, at the request of ACC, immediately assume and cure any default in performance under the terms of this Letter Agreement and the Transaction Agreements and shall file with a court of competent jurisdiction such motions, adversary proceedings or other actions as may be necessary to give immediate effect to the assumption thereof. Failure or refusal of the Grantor to undertake immediately and successfully such assumption shall constitute additional cause for the modification or termination of any and all stays of proceedings.

(iv) The Grantor hereby irrevocably appoints ACC as its attorney in fact to communicate to any court of competent jurisdiction the express consent of the Grantor to the assumption of this Letter Agreement and the Transaction Agreements and to take any and all other and further actions necessary or appropriate to implement such assumption. The rights and remedies set forth in this Paragraph (c) are in addition to and not in substitution for ACC's right to submit and have allowed a claim pursuant to 11 U.S.C. Section 502(g) (or any similar or successor statute or rule of court) in the event that this Letter Agreement or the Transaction Agreements are rejected as executory contracts in an Insolvency Proceeding.

(d) The Grantor expressly acknowledges that the agreements of the parties with respect to the matters set forth in this Letter Agreement constitute a materially significant portion of the inducement for ACC to pay the Option Amount as of the date hereof.

4. Relocation of Transmitter Site. Section 2.1 of the Option Agreement is amended to clarify that the determination of whether a Transmitter Site is "reasonably acceptable to ACC" shall not include consideration of the extent of coverage of Birmingham from such a site as long as such site places a predicted city grade contour over at least part of the Birmingham Limits using the prediction methodology specified in paragraph 5 hereof.

5. Calculation of Predicted City Grade Contour. For purposes of Sections 2.1 and 2.3(b) of the Option Agreement, the Grantor and ACC agree that the area within the Authorized Contour Area and the area within the Proposed Contour Area shall each be determined as follows: A grid of evenly-spaced squares, each one of which is of 1,000 meters in length on each side, shall be superimposed over the area within the Birmingham Limits. Within each square, the predicted signal strength will be determined using the MSite Program of EDX Engineering. The predicted signal strength will be determined by assuming free space propagation minus diffraction losses caused by terrain based upon the rounded obstacle diffraction model described in Section 7.3 of NBS Technical Note 101, assuming 50 percent time and location variability and the receiving antenna height assumed by the FCC's F(50,50) curves. Each square receiving a predicted signal strength of 80 dBu or greater will be deemed to be encompassed by the city grade contour of the Station. The area encompassed within all such squares receiving a predicted signal strength of 80 dBu or greater shall be considered to be the area within the Birmingham Limits encompassed by the predicted city grade contour. The signal strength prediction shall be subject to review by ACC's engineer to assure that assumptions have been made consistent with similar studies submitted to the FCC using the MSite program or another EDX program employing the same diffraction loss calculation techniques and assumptions.

6. Delivery of the Option Amount. ACC acknowledges that payment by ACC of the Option Amount shall constitute a waiver by ACC of any right to terminate the Option pursuant to Section 1.3 of the Option Agreement.

7. Miscellaneous. This Letter Agreement and the covenants and agreements set forth herein shall be binding upon and inure solely to the benefit of the signatory parties hereto (and their successors and assigns as permitted under the Transaction Agreements). This Letter Agreement shall be deemed to amend the Transaction Agreements and to the extent that any of the terms or conditions herein are inconsistent or conflict with the forms or conditions of the Transaction Agreements, the terms and conditions of this Letter Agreement shall govern.







               Please acknowledge your understanding of and agreement with the foregoing by signing this Letter Agreement in the spaces provided below, retaining one original for your files and returning the other original to ACC in the manner provided in the Purchase Agreement.

                                        Sincerely,

                                        ALLBRITTON COMMUNICATIONS

                                        COMPANY


                                        By:
                                        Name:   Jerald N. Fritz
                                        Title:          Vice President


ACCEPTED AND AGREED TO THIS __th DAY OF December, 1995:


RKZ TELEVISION, INC.


By:
Name:   Michael F. Mangan
Title:  Vice President

OSBORN COMMUNICATIONS
CORPORATION


By:
Name:   Michael F. Mangan
Title:          Vice President


RKZ Television, Inc.
Osborn Communications Corporation
c/o Osborn Communications Corporation
December 29, 1995
Page 6

WJSU TIME BROKERAGE AGREEMENT

TIME BROKERAGE AGREEMENT


        Time Brokerage Agreement ("Agreement") dated as of December 21, 1995, by and between RKZ Television Inc. ("Licensee") and Allbritton Communications Company ("Broker").

        WHEREAS, Licensee owns and operates television station WJSU-TV, Channel 40, Anniston, Alabama (the "Station"); and

        WHEREAS, Licensee and Broker have entered into on this day an Option Agreement relating to the Station (the "Option Agreement") pursuant to which Broker has purchased from Licensee the option to purchase the Station; and

        WHEREAS, Licensee, while maintaining control over the Station's finances, personnel matters and programming, desires to accept and broadcast programming supplied by Broker on the Station and Broker desires to provide such programming;

        NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

        1. Air Time and Transmission Services. Licensee hereby agrees, beginning on the Commencement Date, as defined in the Option Agreement, to broadcast, or cause to be broadcast, on the Station, during times when Licensee Programs are not broadcast, programming provided by Broker (the "Programming"), which may include, without limitation, network programming, syndicated programs, barter programs, paid-for programs, locally produced programs and advertising.

        2. Payments. Broker hereby agrees, beginning on the Commencement Date, to pay Licensee, as full and complete consideration for the rights granted hereunder, the amounts, and pursuant to the terms, set forth in Attachment I. Broker shall receive a payment credit for any Programming not broadcast by the Station, such credit to be determined by multiplying the sum of the Base and Expenses Payments by the ratio of the amount of time preempted or not accepted to the total number of hours of Programming supplied each month, provided that the failure of the Station to broadcast such Programming is not due to the negligent act of Broker, equipment downtime or local needs programming in accordance with Paragraph 8; provided, further, that if Licensee without Broker's concurrence has not broadcast any programming supplied to the Station pursuant to any affiliation agreement between the Broker and the ABC Television Network (the ABC Affiliation Agreement), then Licensee shall be responsible for satisfying any obligations to the ABC Network thereunder ("Network Obligations").

        3. Term. The term of this Agreement shall be until the earlier of: (i) the acquisition of the Station pursuant to the Option Agreement; or (ii) ten
(10) years beginning on the Commencement Date.

        4. Programming. Broker shall furnish or cause to be furnished the Programming, which shall be programming of its selection and may include commercial matter, network programming, syndicated programming, news, entertainment, promotions, contests, public service announcements and other television programming. On a regular basis, Licensee shall air, or shall require Broker to air, on the Station programming responsive to issues of importance to the local community and educational and informational programming for children aged 16 years and younger. All Programming shall be in accordance with (i) the Communications Act of 1934, as amended; (ii) Federal Communications Commission (the "FCC") rules, requirements and policies, including, without limitation, the FCC's rules on plugola/payola, lotteries, station identification, children's programming, sponsorship identification, political programming and political advertising rates; (iii) all applicable federal, state and local regulations and policies; and (iv) generally accepted quality standards consistent with Licensee's past practices. Subject to the provisions of Paragraph 2 hereof, Broker agrees that if, in the sole, good faith judgment of the Licensee or the Station General Manager, Broker does not comply with the standards of this paragraph, Licensee may suspend or cancel any Programming not in compliance. Licensee and Broker shall cooperate in an effort to avoid conflicts regarding broadcasts on the Station. The right to use the Programming and to authorize its use in any manner and in any media whatsoever shall be, and remain, vested solely in Broker.

        5. Special Events. Licensee reserves the right in its discretion to preempt, delay or delete any of the broadcasts of the Programming and to substitute programming which in Licensee's judgment is of greater local or national importance. In all such cases, Licensee shall use its best efforts to give Broker reasonable notice of its intention to preempt such Programming, and, in the event of such preemption, Broker shall receive a payment credit and Licensee shall be responsible for Network Obligations for the Programming so omitted pursuant to the terms of Paragraph 2 hereof.

        6. Advertising and Programming Revenues. Broker shall retain all advertising and other revenues, and all accounts receivables, relating to the Programming it delivers to the Station for broadcast, including, without limitation, network compensation revenues, promotion-related revenues and retransmission consent revenues. Broker shall be responsible for payment of the commissions due to any sales representative engaged by it for the purpose of selling advertising which is part of the Programming it provides for the Station. Licensee shall retain the revenue from the sale of any advertising on the Station on programs not produced or delivered to it by Broker. Licensee and Broker each shall have the right, at their own expense, to seek copyright royalty payments for their own programming. Broker may sell advertising on the Station in combination with the sale of advertising on other broadcasting stations of its choosing, subject to compliance with antitrust laws.

        7. Broadcast Obligations. Licensee represents and warrants that all contracts, commitments or understandings of Licensee to broadcast on the Station any programs or commercial matter on or after the date hereof are set forth in Attachment II ("Broadcast Obligations"). Those Broadcast Obligations which Broker agrees to assume on the Commencement Date are marked with an asterisk on Attachment II, and Broker agrees to assume all Broadcast Obligations which may not be terminated without penalty on 30-days written notice. As of the Commencement Date, Licensee shall have paid all amounts owed on its Broadcast Obligations as of that date. Licensee shall not incur any other Broadcast Obligations without the prior written consent of Broker. Licensee agrees to be solely responsible for, and to indemnify Broker against, satisfying and/or terminating any Broadcast Obligation not expressly assumed by Broker and shall provide to Broker evidence of such satisfaction or termination no later than 30 days following the Commencement Date. Licensee agrees, upon request of the Broker, to terminate its affiliation agreement with the CBS Television Network as of a date as soon as possible after the commencement of the ABC Affiliation Agreement.

        8.      Station Facilities.

        8.1. Use of Facilities. Subject to the qualifications set forth in this Agreement, throughout the term of this Agreement, Licensee shall make the facilities of the Station available to Broker for operation and broadcast with the maximum authorized facilities twenty-four (24) hours a day, seven (7) days a week, except for downtime occasioned by routine maintenance not to exceed two
(2) hours each Sunday morning between the hours of 12 Midnight and 4:00 a.m. To the extent practicable, any maintenance work affecting the operation of the Station at full power shall be scheduled upon at least forty-eight (48) hours prior notice with the agreement of Broker, such agreement not to be unreasonably withheld. During the term of this Agreement, Broker agrees to perform, without charge, routine monitoring of the Station's transmitter performance and tower lighting, subject to the Licensee's supervision.

        9. Right of Access. Broker and Broker's employees or agents shall at all times be afforded reasonable access to the Station in order to perform their duties in connection with the production and transmission of the Programming over the facilities of the Station. Broker shall have the right to install at Licensee's and/or Broker's premises, and to maintain throughout the term of this Agreement, at Broker's expense, any microwave studio/transmitter relay equipment, telephone lines, transmitter remote control, monitoring devices or any other equipment necessary for the proper transmission of the Programming on the Station, and Licensee and Broker shall take all steps reasonably necessary to prepare and file any applications with the FCC to effectuate such proper transmission. Whenever on the Station's premises, Broker and its employees and agents shall be subject to the supervision and direction of Licensee's General Manager and/or other designated employee or agent.

        10. New Technologies. The parties agree that any future FCC frequency allocations associated with the operation of the Station, or any additional uses of the Station's frequency authorized by the FCC (or any government agency or entity succeeding to the FCC's authority), including but not exclusively the transmission of advanced television, high definition, or digital broadcasts, are included under the provisions of this Agreement. Following a timely request by Broker, Licensee agrees to apply for any additional FCC authorization, or authorization from such other government agency or entity which may be necessary in order to make use of any future frequency allocations or additional uses of the Station's frequency as provided herein.

        11. Force Majeure. Any failure or impairment of facilities or any delay or interruption in broadcasting the Programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes, or threats thereof, force majeure, or due to causes beyond the control of Licensee, shall not constitute a breach of this Agreement, and Licensee shall not be liable to Broker, except to the extent of allowing in each such case an appropriate payment credit for time not provided or broadcasts not carried based upon a pro rata adjustment to amounts due as specified in Paragraph 2 hereof calculated upon the length of time during which the failure or impairment exists and Licensee's satisfaction of any Network Obligations.

        12. Licensee Control of Station. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority, control and power over the operation of the Station during the period of this Agreement. Licensee shall retain control, said control to be reasonably exercised, over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any Programming or advertisements, the right to preempt any Programming in order to broadcast a program deemed by Licensee to be of greater national, regional, or local interest, and the right to take any other actions necessary for compliance with the laws of the United States; the laws of the relevant states; the rules, regulations, and policies of the FCC (including without limitation the prohibition on unauthorized transfers of control); and the rules, regulations and policies of other federal governmental authorities, including without limitation the Federal Trade Commission and the Department of Justice. Licensee shall be responsible for ensuring that FCC requirements are met with respect to ascertainment of the problems, needs and interests of the community, public service programming, main studio staffing, maintenance of public inspection files and the preparation of quarterly issues/programs lists and children's programming reports. Broker shall, upon request by Licensee, provide Licensee with information with respect to such of Broker's programs which are responsive to the problems, needs and interests of the community or which contain educational and informational programming for children, so as to assist Licensee in the preparation of required quarterly issues/programs lists and children's programming reports, and shall provide upon request other information to enable Licensee to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies.

        13. Responsibility for Employees and Expenses. Broker shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of the Programming (including, without limitation, salespeople, traffic personnel and programming staff). Licensee shall employ two full-time employees of the Station, one of whom shall be a manager, both of whom shall report to and be accountable solely to Licensee, and who shall be ultimately responsible for the day-to-day operation of the Station. Licensee shall be responsible for the salaries, taxes, insurance and related costs for such personnel. Licensee shall also be responsible for all expenses related to the Station's studio and broadcast transmission, including, but not limited to, tower and studio rent or mortgages, utilities, insurance on Licensee's facilities, automobile expenses of Licensee's employees, property taxes and income taxes relating to Licensee's earnings from this arrangement. Whenever on the Station's premises, all Broker personnel shall be subject to the supervision and the direction of Licensee's designated personnel. Broker shall pay for all telephone calls associated with program production and listener responses, for all fees to ASCAP, BMI and SESAC, for all sums owed under assumed contracts and for any other copyright fees attributable to the Broker's Programming broadcast on the Station.

        14. Indemnification. Broker shall indemnify and hold Licensee and its stockholders, directors, officers, agents, employees, successors, and assigns harmless against all liability for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights and other liabilities resulting from or relating to the broadcast of Programming furnished by Broker and for any breach of any representations, covenants or warranties of Broker contained in or made pursuant to this Agreement. Licensee agrees to indemnify and to hold Broker and its stockholders, directors, officers, agents, employees, successors, and assigns harmless against all liability arising out of (i) material broadcast by Licensee other than the Programming and/or (ii) liabilities of the type described in the first sentence of this Paragraph that arise as a result of Licensee's preemption

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


or alteration of any Programming prior to broadcast by Licensee; or (iii) any breach of any representations, covenants or warranties of Licensee contained in or made pursuant to this Agreement. Broker's and Licensee's obligations to hold the other harmless against the liabilities specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation. Each of Broker and Licensee shall carry errors and omissions insurance covering broadcasts made under this Agreement, and shall name the other party as an additional insured on such insurance policy to cover broadcasts made under this Agreement.

        15.     Events of Default: Cure periods and Remedies.

        15.1. Events of Default. The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement:

                15.1.1. Non-Payment. Broker's failure to timely pay the consideration provided for in Paragraph 2 hereof;

                15.1.2. Default in Covenants or Adverse Legal Action. The default by any party hereto in the material observance or performance of any material covenant, condition or agreement contained herein, or if any party shall (a) make a general assignment for the benefit of creditors, (b) files or has filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof, or, specifically and without limitation, if Licensee's successors and assigns, including, without limitation, any assignee of the FCC license for the Station, except if such successor or assign is Broker, refuses to abide by or terminates this Agreement during the term of this Agreement, such event shall constitute a breach by Licensee.

                15.1.3. Breach of Representation. If any material representation or warranty herein made by either party hereto, or in any certificate or document furnished by either party to the other pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.

        15.2. Cure Periods. An Event of Default shall not be deemed to have occurred until twenty (20) business days after the nondefaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period, except that in the Event of Default pursuant to Paragraph 15.1.1 hereof, an Event of Default shall not be deemed to have occurred until five (5) business days after Licensee has provided Broker with

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written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period. The twenty (20) business-day period may be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the other party. The Event of Default shall not be deemed to have occurred if actions necessary to cure are taken during the relevant cure period.

        15.3. Termination Upon Default. Upon the occurrence of an Event of Default, the non-defaulting party may terminate this Agreement provided that it is not also in material default hereunder. If Broker has defaulted in the performance of its obligations, Licensee shall be under no further obligation to make available to Broker any further broadcast time or broadcast transmission facilities and all amounts accrued or payable to Licensee up to the date of termination which have not been paid, less any payment credits, shall immediately become due and payable. If Licensee has defaulted in the performance of its obligations hereunder, Broker may seek such remedies at law and/or equity as are available, including, without limitation, specific performance.

        15.4. Liabilities Upon Termination. Broker shall be responsible for all liabilities, debts and obligations of Broker accrued from the purchase of air time and transmission services including, without limitation, accounts payable, barter agreements and unaired advertisements, but not for Licensee's federal, state, and local tax liabilities associated with Broker's payments to Licensee as provided for herein. With respect to Broker's obligations to broadcast material over the Station after termination hereunder, Broker may propose compensation to Licensee for meeting these obligations, but Licensee shall be under no duty to accept such compensation or to perform such obligations. Upon termination, Broker shall return to Licensee any equipment or property of the Station used by Broker, its employees or agents, in substantially the same condition as such equipment existed on the date of this Agreement, ordinary wear and tear excepted. Notwithstanding anything in the foregoing to the contrary, termination shall not extinguish any rights of either party as may be provided by Paragraphs 14, 15 or 16 hereof.

        16. Broker Termination Options. Broker may elect, but shall not be required, to terminate this Agreement at any time during the term hereof (a) in the event that Licensee preempts or substitutes other programming for that supplied by the Broker during five (5) percent or more of the total hours of operation of the Station during any calendar month. In the event Broker elects to terminate this Agreement pursuant to this provision, it shall give Licensee notice of such election at least sixty (60) days prior to the termination date. Upon termination, all sums owing to Licensee by Broker shall be paid. Notwithstanding anything in the foregoing to the contrary, termination shall not extinguish any rights of either party as may be provided by Paragraph 14 hereof.

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

        17. Responsive Programming. Broker and Licensee mutually acknowledge their interest in ensuring that the Station serves the needs and interests of the residents of the Station's community of license and service area and agree to cooperate in doing so. Licensee shall, on a regular basis, assess the issues of concern to residents of the Station's community of license and service area and address those issues in its public service programming. Licensee shall describe those issues and responsive programming and place issues/programs lists in the Station's public inspection file as required by FCC rules. Licensee may request, and Broker shall provide, information concerning such of Broker's Programming that is responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Licensee shall also evaluate the local need for children's educational and informational programming and shall inform Broker of its conclusions in that regard. Licensee, in cooperation with Broker, shall ensure that educational and informational programming for children aged 16 years and younger is broadcast over the Station in compliance with applicable FCC requirements. Broker shall also provide to Licensee upon request such other information necessary to enable Licensee to prepare records and reports required by the FCC or other local, state or federal government entities.

        18. Time Brokerage Challenge. If this Agreement is challenged in whole or in part at the FCC or in another administrative or judicial forum, whether or not in connection with the Station's license renewal application, counsel for the Licensee and counsel for the Broker shall jointly defend the Agreement and parties' performance thereunder throughout all such proceedings. Each of Licensee and Broker shall bear its respective costs of such proceedings. If portions of this Agreement do not receive the approval of the FCC's staff, then the parties shall endeavor in good faith to reform the Agreement as necessary to satisfy the FCC staff's concerns or seek reversal of the staff decision and approval from the full Commission on appeal.

        19. Representations and Warranties.

        19.1. Mutual Representations and Warranties. Both Licensee and Broker represent that they are legally qualified, empowered, and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

        19.2. Licensee's Representations, Warranties and Covenants. Licensee makes the following further representations, warranties and covenants:

                19.2.1. Authorizations. During the term of this Agreement, Licensee shall own and hold all licenses and other permits and authorizations necessary for the operation of the Station as presently conducted (including licenses, permits and authorizations issued by the FCC), and such

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

        licenses, permits and authorizations shall be in full force and effect for the entire term, unimpaired by any acts or omissions of Licensee, its principals, employees or agents. There is not now pending or, to Licensee's best knowledge, threatened, any action by the FCC or other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations, and, to Licensee's best knowledge, no event has occurred that allows or, after notice or lapse of time or both would allow, the revocation or termination of such licenses, permits or authorizations or the imposition of any restriction thereon of such a nature that may limit the operation of the Station as presently conducted. Licensee has no reason to believe that any such license, permit or authorization shall not be renewed during the term of this Agreement in its ordinary course. Licensee is not in violation of any statute, ordinance, rule, regulation, order or decree of any federal, state, local or foreign governmental agency, court or authority having jurisdiction over it or over any part of its operations or assets, which default or violation would have a material adverse effect on Licensee or its assets or on its ability to perform this Agreement. Licensee shall not take any action or omit to take any action which would have an adverse impact upon the Licensee, its assets, the Station or upon Licensee's ability to perform this Agreement.

                19.2.2. Filings. All material reports and applications required to be filed with the FCC (including ownership reports and renewal applications) or any other governmental agency, department or body in respect of the Station have been filed during the current license term and in the future shall be filed in substantially a timely manner, and are and shall be true and complete and accurately present the information contained therein in all material respects. All such reports and documents, to the extent required to be kept in the public inspection files of the Station, are and shall be kept in such files.

                19.2.3. Facilities. The Station's facilities shall be maintained at the expense of Licensee and shall comply and be operated, in all material respects, in accordance with the FCC authorizations for the Station and with good engineering standards necessary to deliver a high quality technical signal to the area served by the Station, and with all applicable laws and regulations (including the requirements of the Communications Act and the rules, regulations, policies and procedures of the FCC promulgated thereunder). Licensee, throughout the term of this Agreement, shall maintain good and marketable title to all of the assets and properties used and useful in the operation of the Station. During the term of this Agreement, Licensee shall not dispose of, transfer, assign or pledge any of such assets and properties except with the prior written consent of the Broker, if such action might adversely affect Licensee's performance hereunder or the business and operations of Licensee or the Station permitted hereby. All expenditures reasonably required to maintain the quality of the Station's signal shall be made promptly by Licensee, provided that Broker reimburses Licensee for such expenses as set forth in Attachment I.

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

                19.2.4. Compliance with Law. Throughout the term of this Agreement, Licensee shall comply with all laws and regulations applicable in the conduct of Licensee's business and Licensee acknowledges that Broker has not urged, counseled, or advised the use of any unfair business practice.

                19.2.5. Payment of Obligations. Licensee shall not incur any debt, obligation or liability without the prior written consent of Broker if such undertaking would adversely affect Licensee's performance hereunder or the business and operations of the Broker permitted hereby. Licensee shall pay in a timely fashion all of its debts, assessments and obligations, including without limitation tax liabilities and payments attributable to the operations of the Station, as they come due from and after the effective date of this Agreement.

                19.2.6. Broadcast Obligations. Licensee has no agreement, contract, commitment or understanding to broadcast on the Station on or after the Commencement Date, any programs or commercial matter other than those listed in Attachment II hereto. Licensee shall not incur any other such obligation without the prior written consent of Broker.

                19.2.7. Insurance. Licensee shall maintain in full force and effect throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be applicable) and in such amounts and on such terms as is conventionally carried by broadcasters operating television stations with facilities comparable to those of the Station. Any insurance proceeds received by Licensee in respect of damaged property shall be used to repair or replace such property so that the operations of the Station conform with this Agreement.

                19.2.8. Licensee Control. Licensee hereby verifies that for the term of this Agreement it shall maintain ultimate control over the Station's facilities, including specifically control over the Station's finances, personnel and programming, and nothing herein shall be interpreted as depriving Licensee of the power or right of such ultimate control.

        19.3. Broker's Representations, Warranties and Covenants.

                19.3.1. Compliance with Applicable Law. Broker's performance of its obligations under the Agreement and its furnishing of Programming shall be in compliance with, and shall not violate, any applicable laws or any applicable rules, regulations, or orders of the FCC or any other governmental agency. Throughout the term of this Agreement, Broker shall comply with all laws and regulations applicable in the conduct of Broker's business and

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


        Broker acknowledges that Licensee has not urged, counseled, or advised the use of any unfair business practice.

                19.3.2. Children's Television Advertising. Broker shall not broadcast advertising in programs originally designed for children aged 12 years and under in excess of the amounts permitted under applicable FCC rules.

                19.3.3. Handling of Complaints. Broker shall promptly advise Licensee of any public or FCC complaint or inquiry that Broker receives concerning the Programming on the Station.

                19.3.4. Contracts. On the Commencement Date, Broker shall assume Licensee's rights and obligations under the Broadcast Obligations marked with an asterisk on Attachment II, and all Broadcast Obligations which may not be terminated without penalty on 30 days written notice.

                19.3.5. Copyright and Licensing. Broker represents and warrants to Licensee that Broker has and shall have throughout the term of this Agreement the full authority to broadcast the Programming on the Station and that Broker shall not broadcast on the Station any material in violation of the Copyright Act.

                19.3.6. Information For FCC Reports. Upon request by Licensee, Broker shall provide in a timely manner any such information in its possession which shall enable Licensee to prepare, file or maintain the records and reports required by the FCC.

                19.3.7. Payola/Plugola. Broker shall not accept, and shall not permit any of its agents or employees to accept, any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the payer is identified in the program as having paid for or furnished such consideration, in accordance with FCC requirements. Broker agrees to annually, or more frequently at the request of Licensee, execute and provide Licensee with an affidavit regarding payola/plugola compliance.

        19.3.8. Insurance. Broker shall maintain in full force and effect throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be applicable), in such amounts and on

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

such terms as is conventionally carried by broadcasters operating television stations with facilities comparable to those of the Station, and shall name the Licensee as an additional insured on such insurance policy. Any insurance proceeds received by Broker in respect of damaged property shall be used to repair or replace Station facilities. Broker shall carry also errors and omissions insurance covering broadcasts made on the Station, and shall name the Licensee as an additional insured on such insurance policy.

        20. Publicity. Licensee and Broker shall not issue any press release or otherwise make any public statement with respect to the transactions contemplated herein except as may be required by law or regulation or as agreed to by Licensee and Broker.

        21. Modification and Waiver. No modification or waiver of any provision of this Agreement shall in any event be effected unless the same shall be in writing and signed by the party adversely affected by the waiver or modification, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

        22. No Waiver: Remedies Cumulative. No failure or delay on the part of Licensee or Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Broker herein provided are cumulative and are not exclusive of any right or remedies which it may otherwise have.

        23. Construction. This Agreement shall be construed in accordance with the laws of the State of New York, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the FCC and all other governmental bodies or authorities presently or hereafter to be constituted.

        24. Headings. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

        25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including, without limitation, and Licensee shall assign this Agreement to, any assignee of the FCC license for the Station.

        26. Notices. Any notice required hereunder shall be in writing and any payment, notice or other communications shall be deemed given when

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


delivered personally, or mailed by certified mail or Federal Express; postage prepaid, with return receipt requested, and addressed in accordance with the listing set forth in Attachment III hereto.

        27. Entire Agreement. This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alterations, modification or change of this Agreement shall be valid unless by like written instrument.

        28. Severability. The event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein, subject to Broker's right to terminate pursuant to Paragraphs 15 and 18 hereof.

        29. Counterpart Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be binding and effective as of the date on which the executed counterparts are exchanged by the parties.

        IN WITNESS WHEREOF, the parties have executed this Time Brokerage Agreement as of the date first above written.


RKZ TELEVISION INC.


By: _________________________________
        Name: Frank D. Osborn
        Title:  President


ALLBRITTON COMMUNICATIONS
        COMPANY


By: _________________________________
        Name:  Jerald N. Fritz
        Title:  Vice President


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


TIME BROKERAGE AGREEMENT

ATTACHMENT I


        (1) During the term of this Agreement, Broker shall pay to Licensee on the first day of each calendar month an "Expenses Payment" plus a "TBA Payment" by wire transfer or check. The Expenses Payment shall reimburse Licensee for all of its monthly legitimate and prudent expenses in operating the Station pursuant to this Agreement, as set forth in the budget of anticipated Licensee expenses attached hereto as Attachment IV. Pursuant to such budget, the monthly Expenses Payment shall initially be $24,500.00 per month. The TBA Payment shall equal $15,000.00 per month until all Governmental Approvals for the Station Tower, as defined in the Option Agreement, have been obtained, after which the TBA Payment shall be increased to $30,000.00 per month. In addition to the above, a supplemental TBA Payment of $3,000 per month shall be paid by Broker to Licensee commencing forty-eight (48) months from the date hereof.

        (2) There shall be a settlement at the end of each calendar year where the actual legitimate and prudent operating expenses of Licensee relating to the Station are compared to the Expenses Payments paid that calendar year by Broker to Licensee. To the extent, if any, that the actual legitimate and prudent operating expenses are more or less than those paid by Broker, going forward, the monthly Expenses Payment shall be increased or decreased by the amount of overpayment or underpayment.

        (3) Licensee shall submit to Broker no later than thirty (30) days prior to the end of each calendar year a proposed budget for the upcoming calendar year. Broker and Licensee shall agree in good faith on an amount for the upcoming year's budgeted expenses no later than September 30 of each year.



TIME BROKERAGE AGREEMENT



ATTACHMENT II





TIME BROKERAGE AGREEMENT

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


ATTACHMENT III




                If the notice is to Licensee:

                        RKZ Television, Inc.
                        c/o Osborn Communications Corporation
                        130 Mason Street
                        Greenwich, CT 06830
                        Attention: Frank D. Osborn
                        Telecopy No. (203) 629-1749



                With a copy to (which shall not constitute notice):

                        Haley, Bader & Potts P.L.C.
                        4350 N. Fairfax Drive
                        Suite 900
                        Arlington, VA 22203
                        Attention: Theodore D. Kramer, Esq.
                        Telecopier No. (703) 841-2345


                If the notice is to Broker:

                        Allbritton Communications Company
                        800 17th Street, N.W., Suite 301
                        Washington, DC 20006
                        Attention: Jerald N. Fritz
                        Telecopier No. (202) 822-6749


                With a copy to (which shall not constitute notice):

                        Hogan & Hartson L.L.P.
                        555 Thirteenth Street, N.W.
                        Washington, D.C. 20004
                        Attention: Mace J. Rosenstein, Esq.
                        Telecopier No. (202) 637-5910

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


TIME BROKERAGE AGREEMENT


ATTACHMENT IV

Station Operating Budget
OSBORN COMMUNICATIONS CORPORATION
Calculation of Expenses relating to LMA

WJSU

Technical

Technical Personnel
        Salary  3,667
        Insurance       590
        Payroll Tax     281
        Unemployment Ins.       128

Repairs & Maintenance   650
Utilities       4,900

General

General Manager
        Salary  3,423
        Insurance       590
        Payroll Tax     262
        Unemployment Ins.       245

Lease Payment   3,155
Utilities       900
Telephone-Svc. Chg./Maint.      1,000
Repairs & Maintenance   300
Property Insurance      3,820
Property Tax    500
Payroll Service 50
                _______
                  24,462

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

                    LETTER AMENDMENT TO WJSU TIME BROKERAGE

December 29, 1995



RKZ Television, Inc.
c/o Osborn Communications Corporation
130 Mason Street
Greenwich, Connecticut 06830


        Re:     WJSU-TV, Anniston, Alabama (the "Station")

Gentlemen:

        Reference is hereby made to that certain Time Brokerage Agreement, dated as of December 21, 1995 (the "Brokerage Agreement"), by and between RKZ Television, Inc., a Delaware corporation ("Licensee") and Allbritton Communications Company, a Delaware corporation ("Broker"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Brokerage Agreement.

        Notwithstanding anything to the contrary set forth in the Brokerage Agreement or otherwise, this letter agreement (the "Letter Agreement") sets forth our agreement with respect to the following matters:

        1. Station Employees. Licensee and Broker acknowledge and agree that after February 1, 1996, the "expenses" of Licensee which the Broker agrees to reimburse pursuant to Attachment I of the Brokerage Agreement shall not include any compensation or other remuneration for any employee (or former employee) of the Station (other than the General Manager and Chief Engineer). Broker shall be entitled, but not obligated, to offer employment to any of the employees of Licensee other than the General Manager and Chief Engineer on or before February 1, 1996. Licensee shall be liable and responsible for any salary, commission, bonus, benefit plan contribution, or other compensation or benefit of the employees (or former employees) of the Station arising or incurred prior to the Commencement Date, and such payments shall not be deemed expenses reimbursable pursuant to Attachment I of the Brokerage Agreement.

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


        2. Programming Revenue. Licensee and Broker acknowledge and agree that all programs broadcast or selected for broadcast by Broker pursuant to contracts, the obligations for which have been assumed by Broker pursuant to
Section 7 of the Brokerage Agreement, shall be deemed Programming for purposes of the Brokerage Agreement, and Broker shall be entitled to all revenue derived in connection therewith, including without limitation any network compensation pursuant to the Affiliation Agreement by and between Licensee and CBS Affiliate Relations dated as of December 4, 1992, as amended. Exhibit A hereto, listing the existing program agreements of Licensee, shall be deemed to be Attachment II to the Brokerage Agreement.

        3. Studio Lease. Licensee acknowledges that the lease for studio space in Anniston, Alabama terminated as of July 5, 1994. Licensee agrees that in the event that the new lease, presently being negotiated, should provide for a lease term of greater than six (6) months, Licensee must obtain the prior written consent of Broker, which consent will not be unreasonably withheld prior to entering into such lease.

        4. Miscellaneous. This Letter Agreement and the covenants and agreements set forth herein shall be binding upon and inure solely to the benefit of the signatory parties hereto (and their successors and assigns as permitted under the Brokerage Agreement). This Letter Agreement shall be deemed to amend the Brokerage Agreement and to the extent that any of the terms or conditions herein are inconsistent or conflict with the forms or conditions of the Brokerage Agreement, the terms and conditions of this Letter Agreement shall govern.

        Please acknowledge your understanding of and agreement with the foregoing by signing this Letter Agreement in the spaces provided below, retaining one original for your files and returning the other original to Broker in the manner provided in the Brokerage Agreement.

                                        Sincerely,

                                        ALLBRITTON COMMUNICATIONS
                                        COMPANY


                                        By:
                                        Name:   Jerald N. Fritz
                                        Title:          Vice President


ACCEPTED AND AGREED TO THIS __th DAY OF December, 1995:

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

RKZ TELEVISION, INC.


By:
Name:   Michael F. Mangan
Title:  Vice President

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